UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2025

Sugarfina Corporation

(Exact name of issuer as specified in its charter)

Delaware	84-3377991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5275 W. Diablo Dr., Suite A1-101
Las Vegas, NV 89118
(Full mailing address of principal executive offices)

(855) 784-2734
(Issuer’s telephone number, including area code)

Common Stock
(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “Sugarfina,” “we,” “us,” or “the Company” refers to Sugarfina Corporation and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report may contain forward-looking statements, as that term is defined under the federal securities laws. Forward-looking statements include, among others, statements about our business plan, strategy and industry. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity,” and similar words or phrases or the negatives of these words or phrases.

These forward-looking statements are based on our current assumptions, expectations, and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties, and changes in circumstances that may cause our actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement, including, among others, the profitability of the business. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this report. You should read this report completely and with the understanding that our actual future results may be significantly different from our expectations. The cautionary statements set forth in this Annual Report on Form 1-K identify important factors which you should consider in evaluating our forward-looking statements. These factors include, without limitation:

Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we assume no obligation and do not intend to update any forward-looking statement to reflect events or circumstances occurring after the date hereof.

1

Item 1. Business

Overview

Sugarfina Corporation (the “Company”) is a consolidated entity together with its subsidiaries, including:

•	Sugarfina USA LLC, an operating company focused on the United States;

•	Sugarfina Global LLC, a holding company for Sugarfina Global Canada Ltd.;

•	Sugarfina Global Canada Ltd., an operating company for Sugarfina’s Canadian business operations;

•	Sugarfina IP LLC, which holds the Company’s intellectual property assets;

•	BOXFOX Inc. (“BOXFOX”), a wholly owned subsidiary of the Company operating the “BOXFOX®” brand;

•	Candy Club Corporation (“Candy Club”), a wholly owned subsidiary of the Company operating the “Candy Club®” brand; and

•	Artisanal Expressions, Inc. (“Caffe Luxxe”), a wholly owned subsidiary of the Company operating the “Caffe Luxxe ®” brand.

Through its subsidiaries, Sugarfina USA LLC and Sugarfina Global Canada, Ltd., “Sugarfina” operates a branded confectionery business focused on premium candy products marketed primarily to adult consumers. Sugarfina’s’ products are generally offered at price points ranging from $9.50 to $225.

Sugarfina distributes its products through multiple channels, including wholesale accounts, e-commerce platforms (sugarfina.com, sugarfina.com/ca, and amazon.com/sugarfina), corporate gifting programs, and Company-operated retail boutiques. Sugarfina maintains an omnichannel distribution strategy and serves customers across a range of retail, direct-to-consumer, and business-to-business channels.

Sugarfina’s wholesale distribution includes more than 1,200 accounts, consisting of department stores, specialty retailers, online wholesale platforms, and hospitality venues. These accounts include, among others, Target, Bloomingdale’s, Neiman Marcus, Nordstrom, Paper Source, Total Wine & More, Faire.com, premier hotels and resorts such as The Post Oak Hotel, SLS & SBE Hotels, Encore Boston Harbor, and Las Vegas properties, including Wynn, Bellagio, The Venetian, Aria and The Cosmopolitan.

As of the date of this report, Sugarfina operates seven retail boutiques, including six located in the United States and one located in Canada. Sugarfina also has an international presence through franchise locations in Taiwan and maintains wholesale distribution relationships in select international markets, including Canada, Australia, Mexico, and Japan.

We source our confectionery products and packaging from domestic and international suppliers on a purchase order basis. These products and packaging components are shipped to a third-party co-packing facility in Tijuana, Mexico, where they are assembled into finish goods. The finished products are then transported to the Company’s operations center in Las Vegas, Nevada for distribution.

Sugarfina’s business model includes developing branded products and packaging designs that are protected, where applicable, by design patents, trademarks, and copyrights, and distributing such products through its retail, wholesale, and direct-to-consumer channels.

On October 31, 2024, the Company acquired BOXFOX (the “BOXFOX Acquisition”), an online curated gifting company headquartered in Los Angeles, California. Founded in 2014, BOXFOX offers a range of packaged gift products for both corporate and individual customers, including customizable and pre-configured gift boxes across a variety of occasions.

Prior to the BOXFOX Acquisition, the Company had an existing commercial relationship with BOXFOX as a supplier. In evaluating the transaction, the Company considered, among other factors, the alignment between the companies’ product offerings, which include premium packaged and gift-oriented products, and their overlapping customer base.

BOXFOX offers products at a range of price points, generally from approximately $25 to over $500. BOXFOX sources packaging materials from domestic and international suppliers and procures product offerings from brands, including Voluspa®, Le Creuset®, Sugarfina®, Herbivore Botanicals®, Graza™, and Rifle Paper Co™, as well as products offered under its own labels. Certain products are customizable through in-house services, including embossing and embroidery.

2

BOXFOX assembles its products at its warehouse facility located in Hawthorne, California. Its products are distributed primarily through its direct-to-consumer e-commerce platform, boxfox.com, where customers may purchase pre-configured or customizable gift offerings. BOXFOX also provides a corporate gifting service, which supports order volumes ranging from approximately 12 to 12,000 units. The Company is in the process of transitioning BOXFOX’s assembly and fulfillment operations to its Las Vegas, Nevada facility, which is expected to occur in May 2026.

BOXFOX serves customers across a range of industries, including technology, cybersecurity, luxury goods, freight, and retail. While BOXFOX offers international shipping, its operations and marketing efforts are primarily focused in the United States. In addition, BOXFOX offers a “marketplace” feature on its e-commerce platform, which allows customers to purchase individual products outside of curated gift box formats.

On February 28, 2025, the Company acquired certain assets of Candy Club, LLC, Candy Club Holdings, Inc., Candy Club Investment, LLC, and Candy Club Acquisition, LLC through an Article 9 sale under the Uniform Commercial Code. The acquired assets are held by the Company’s wholly owned subsidiary, Candy Club Corporation.

Candy Club has operated a direct-to-consumer confectionery business, including a subscription offering, since 2015, and expanded into wholesale distribution in 2020. Its products are distributed through direct-to-consumer channels and wholesale accounts, including national retailers such as Target, At Home, Barnes & Noble, and Bloomingdale’s Outlet, as well as specialty retailers through the Faire.com platform.

Candy Club was founded in 2015 as a direct-to-consumer subscription business. The business generated revenues of more than $10 million in 2018. In 2019, its parent entity listed on the Australian Securities Exchange (“ASX”). The business expanded into business-to-business wholesale distribution in 2020 and generated approximately $17 million in revenues in 2021.

In 2025, the senior secured creditor of the Candy Club Sellers exercised its rights to dispose of the assets through an Article 9 sale process, in which the Company participated as a stalking horse bidder. Following an auction process, the Company, through Candy Club Corporation, acquired certain assets for total cash consideration of $850,000.

Following the acquisition, the Company implemented initiatives intended to restart Candy Club’s operations, including replenishing inventory, expanding wholesale distribution, enhancing its e-commerce platform, candyclub.com, and leveraging the Company’s existing operating infrastructure.

On November 30, 2025, the Company acquired Artisanal Expressions, Inc., doing business as Caffe Luxxe (“Caffe Luxxe”), a coffee retailer operating in Southern California, in an all-stock transaction.

Founded in 2006, Caffe Luxxe operates retail cafe locations in coastal Southern California communities. As of March 2026, the brand operates eight cafe locations, including Malibu, Montecito, Manhattan Beach, Long Beach, Santa Monica, Brentwood (two locations), and Culver City, which represents the Company’s most recently opened location, added in March 2026.

Caffe Luxxe also operates an e-commerce platform, caffeluxxe.com, and subscription service and distributes its products through wholesale channels, including cafés, restaurants, offices, boutique hotels, and, more recently, grocery and specialty retail stores.

The Company is evaluating opportunities to restore operations at Caffe Luxxe’s Pacific Palisades location, which was impacted by the Los Angeles area fires that occurred in January 2025, and to expand into additional retail locations. In addition, the Company is implementing initiatives to support the Caffe Luxxe business, including expansion of wholesale distribution and continued development of its e-commerce platform.

Our History

The Company commenced operations as Sugarfina Holdings LLC upon acquiring substantially all the assets of Sugarfina, Inc., a separate entity that had filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the District of Delaware, with such Chapter 11 proceedings consummated on May 28, 2020. On September 26, 2020, Sugarfina Holdings LLC converted from a Delaware limited liability company into a Delaware corporation and changed its name to Sugarfina Corporation.

Our largest stockholder, Bristol Luxury Group, LLC (“BLG”), is controlled by two members of the Company’s board of directors. See “Security Ownership of Management and Certain Securityholders,” including related footnote disclosure. On April 30, 2021, the Company completed a conversion of certain indebtedness into shares of Series A Preferred Stock, with retroactive effect to September 26, 2020 (the “Debt Conversion”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Bristol Luxury Group LLC Debt” The Company’s consolidated financial statements give retroactive effect to the Debt Conversion. See Note 10 to the Company’s consolidated financial statements in Item 7.

Following the acquisition of the Sugarfina brand, the Company operated in an environment characterized by limited initial inventory availability, which resulted from depleted inventory levels at Sugarfina, Inc. prior to its bankruptcy, as well as broader macroeconomic and operating challenges, including those associated with the COVID-19 pandemic. These included supply chain disruptions, increased input and transportation costs, labor shortages, inflationary pressures, and general economic uncertainty.

3

Since its formation, the Company has undertaken a number of operational initiatives, including the closure of certain underperforming retail locations, the renegotiation of lease terms, the consolidation of distribution operations into a centralized facility in Las Vegas, Nevada, rationalization of product offerings, and the introduction of new products. The Company has also expanded its distribution channels, including international markets, additional wholesale accounts, and our own storefront on Amazon.com. In addition, the Company has completed three business combinations since 2024, including the acquisitions of BOXFOX, Candy Club, and Caffe Luxxe.

In 2024 and 2025, the Company introduced new product offerings and collaborations, including the relaunch of its Bridal Collection, collaborations with Kasama Rum and Tequila Mandala, and additional licensed products developed in connection with its Sanrio® partnership, including the Kuromi Halloween collection. The Company also introduced products under a Peanuts® collaboration, including the Camp with Snoopy Collection and a holiday-themed product assortment, which included the Snoopy’s House Advent Calendar.

Principal Products and Services

The Company operates a confectionery business focused on branded candy products marketed primarily to adult consumers, which are distributed through wholesale channels, corporate and custom gifting programs, e-commerce platforms, Company-operated retail boutiques in North America, and international franchise and distribution partners. The Company’s products are sold at price points generally ranging from approximately $9.50 to $225.

Our Unique Brand of Candies, Collaborations and Packaging

The Company offers a range of confectionery products, including gummies, chocolates, and fruit-based candies, under the Sugarfina brand. These products include items such as Champagne Bears®, But First, Rosé Roses, Sugar Lips®, Peach Bellini®, Dark Chocolate Sea Salt Caramels, and Heavenly Sours. The Company introduces seasonal collections and limited-time offerings throughout the year and collaborates with third-party brands on co-branded products, including Chopin® Vodka, Off Hours® bourbon, Tequila Mandala®, Hello Kitty® and Friends (Sanrio®), and Peanuts®.

The Company also develops proprietary packaging formats, including Candy Cubes® and Candy Bento Box® products, which allow for customized product configurations. These products are offered in a variety of sizes and formats and may be combined into multi-unit gift sets.

BOXFOX operates a gifting platform offering curated gift boxes through direct-to-consumer and corporate channels. Its product assortment includes items sourced from brands, including Sugarfina®, Voluspa®, and Le Creuset®, as well as products offered under its own labels. BOXFOX also offers packaging and personalization options, including customized and limited-run packaging configurations.

Candy Club operates a confectionery business offering products through direct-to-consumer and wholesale channels. Following its acquisition by the Company in February 2025, Candy Club products are distributed through national retailers, including Target, as well as through e-commerce platforms and wholesale marketplaces such as Faire.com.

Caffe Luxxe offers coffee products through retail cafe locations, wholesale distribution, and e-commerce channels. Its product offerings include roasted coffee, tea, and related products, as well as ready-to-consume beverages and select food items. Caffe Luxxe also offers branded merchandise and third-party products through its retail and online channels.

Market

By 2024, the Company’s retail traffic did not return to pre-pandemic or expected post-pandemic levels. As a result, the Company has reduced its retail footprint in locations where foot traffic has not recovered and continues to evaluate potential additional closures or lease restructurings at underperforming locations.

In response to changes in the retail environment, the Company has increased its focus on expanding wholesale distribution, growing its corporate gifting program, and investing in its e-commerce channels. The Company engages in marketing activities across paid and non-paid channels, including digital advertising, social media, influencer partnerships, email and SMS communications, and public relations efforts. The Company also operates customer loyalty programs, including Sugarfina Rewards for the Sugarfina brand and Luxxista Rewards for the Caffe Luxxe brand.

The Company continues to pursue international expansion opportunities, including distribution in Australia, Mexico, and Japan, and growth of its Canadian business through grocery and online retail channels.

4

The Company broadly distributes to its customers through its direct-to-consumer channels:

•	wholesale accounts,

•	e-commerce platforms,

•	Company-operated boutiques,

•	a corporate gifting concierge program,

•	the BOXFOX business,

•	the Candy Club business, and

•	the Caffe Luxxe business.

Wholesale Accounts

The Company distributes its products through wholesale accounts, including department stores, specialty retailers, hospitality venues, and other retail channels. These accounts include, among others, Target, Nordstrom, Bloomingdale’s, Neiman Marcus, Yellowstone Club, Gaylord Pacific, and retail locations at Los Angeles International Airport (LAX). The Company has expanded its wholesale distribution across additional channels, including hospitality, cruise, grocery, and airport retail. The Company began distribution with Target through a limited seasonal program in 2025, and in March 2026 expanded offerings through an ongoing program featuring Sugarfina and Candy Club products.

E-Commerce Channel

The Company markets its e-commerce platform through email, SMS, social media, and affiliate marketing programs. As of April 2026, the Company had approximately 393,000 email subscribers, including approximately 181,000 loyalty program participants, and approximately 62,000 SMS subscribers. The Company’s e-commerce operations include its own website as well as an Amazon storefront, which is managed internally, with fulfillment handled by the Company’s operations team.

The Company continues to invest in expanding its e-commerce capabilities across its owned platforms and third-party marketplaces.

Boutiques

The Company operates seven leased retail boutique locations in North America. The Company exited eleven retail locations in 2024 and one location in 2026 in response to lower foot traffic and continues to evaluate its retail footprint.

Gifting Concierge Program

The Company’s gifting concierge program provides customized product offerings for corporate customers and events, including weddings and other occasions. The Company supports this channel through its centralized operations facility in Las Vegas, Nevada. Corporate customers have included companies across a range of industries.

BOXFOX Business

BOXFOX operates a gifting platform offering curated gift products through both direct-to-consumer and corporate channels. Its business includes pre-configured gift offerings, customizable gift options, and a corporate gifting service. BOXFOX also offers a marketplace feature that allows customers to purchase individual products outside of curated gift formats.

BOXFOX sources products from third-party brands as well as its own proprietary product lines and provides in-house customization and branding services.

Candy Club Business

Candy Club operates a confectionery business offering products through direct-to-consumer and wholesale channels. Following its acquisition by the Company in February 2025, Candy Club has expanded its wholesale distribution, including through national retail accounts such as Target, where the Company launched an “every day” program in the first quarter of 2026, and continues to develop its e-commerce platform. Candy Club also distributes products through wholesale marketplaces such as Faire.com.

5

Caffe Luxxe Business

Caffe Luxxe offers coffee products through its retail cafes, wholesale distribution, and e-commerce channels. Its product offerings include roasted coffee, tea, and related products, as well as ready-to-consume beverages and select food items. Caffe Luxxe also offers branded merchandise and third-party products, including items sourced from brands such as Rifle Paper Co. ™, P.F. Candle Co.©, and Sugarfina®.

Competition

The retailing of confectionery products is highly competitive. The Company competes with premium chocolate brands such as Godiva, Compartes, and Vosges. Some of the Company’s competitors have greater name recognition and financial, marketing and other resources than the Company. While the Sugarfina brand is focused primarily on gummy and non-chocolate confectionery products, many competitors focus primarily on chocolate products.

The Company competes on the basis of product offerings, brand recognition, pricing, distribution, packaging, and customer experience. The Company sources its confectionery products from a range of candy manufacturers, including smaller-scale and specialty producers, located in multiple international markets. The Company also introduces seasonal and limited-time product offerings and collaborates with third-party brands.

The Company believes that it competes based on its product offerings, including confectionery products developed for adult consumers, its sourcing of products from candy manufacturers located in multiple international markets, and its introduction of new and seasonal product offerings. The Company also believes that its proprietary packaging formats and retail store presentation contribute to its brand differentiation.

BOXFOX has several competitors in the e-commerce gifting space, including Unboxme, Teak & Twine, Sendoso, and 1-800-Flowers. BOXFOX competes based on factors including product assortment, customization capabilities, packaging and presentation, and customer service. With over a decade of operating experience, BOXFOX continues to develop its product offerings and customer experience across both direct-to-consumer and corporate gifting channels.

Candy Club competes with other confectionery companies across direct-to-consumer and wholesale channels, including moderate and mass-market candy brands.

Caffe Luxxe competes with other coffee retailers operating in the geographic markets in which its cafes are located, as well as with packaged coffee products sold through grocery and wholesale channels. Caffe Luxxe competes based on factors including product quality, preparation standards, and customer service, including barista training.

Suppliers and Raw Materials

The Company sources its confectionery products from candy manufacturers located in multiple international markets, including Germany, France, Italy, and Greece, as well as from premium domestic candy manufacturers. The Company engages multiple suppliers to provide products such as gummies and chocolate on a purchase order basis. The Company also sources its packaging from third-party suppliers on a purchase order basis. The Company continues to expand and diversify its base of confectionery and packaging suppliers, including through the development of additional supplier relationships, to support supply chain flexibility.

The Company operates a headquarters and operations facility in Las Vegas, Nevada, which supports distribution, order fulfillment, and administrative functions, including finance, customer service, quality control, information technology, and operations. The Company fulfills its orders from this facility and continues to develop its capabilities to support its corporate and custom gifting programs.

The Company utilizes an unaffiliated third-party co-packing and logistics partner pursuant to a co-packing agreement. This partner operates a facility in Tijuana, Mexico and provides services including inventory management, production, fulfillment, and reporting. The Company amended this agreement effective May 2024 to extend the term through May 2027, with an option to renew for an additional 12 months upon mutual agreement. The agreement includes an exclusivity provision restricting the partner from providing services to certain competitors during the term of the agreement and for a period thereafter. The Company expects to continue this arrangement; however, there can be no assurance that the agreement will be renewed on similar terms or at all.

Following assembly, products are shipped to the Company’s Las Vegas facility for storage and distribution. Because the Company’s products are manufactured by third-party vendors, the Company does not directly purchase raw materials for confectionery production. However, the Company may be indirectly affected by supply constraints, cost increases, or tariffs impacting the ingredients used by its suppliers.

BOXFOX sources its products on a wholesale basis from third-party brands and offers products under its own labels, which are sourced from domestic and international suppliers. BOXFOX manages its product assortment by utilizing multiple suppliers and may adjust sourcing based on factors such as pricing, availability, and customer demand. BOXFOX may be impacted by supply chain disruptions, cost increases, or changes in international trade conditions. BOXFOX continues to expand its in-house customization capabilities, including embroidery, embossing, and engraving, to support its gifting product offerings.

6

Candy Club sources its confectionery products from domestic and international suppliers and its packaging from domestic suppliers. Candy Club currently utilizes an unaffiliated third-party fulfillment and logistics provider pursuant to a fulfillment services agreement, under which products are packaged, labeled, and shipped. Candy Club may be indirectly affected by supply constraints, cost increases, or tariffs impacting the ingredients used in its products.

Caffe Luxxe sources its coffee beans from suppliers located primarily in South and Central America. Its food products are sourced from third-party suppliers, including local vendors, and its branded merchandise is procured from various suppliers. Caffe Luxxe may be impacted by fluctuations in commodity prices, including coffee, which may result from changes in agricultural conditions, and may adjust pricing in response to such changes.

Employees

As of April 28, 2026, the Company employed approximately 178 full-time and 17 part-time employees.

Seasonality

The Company and its subsidiaries are affected by seasonal trends common to the confectionery and gifting industries. The Company’s sales and earnings are seasonal, with higher sales and earnings occurring during key holiday periods, including the fall and winter holidays, Valentine’s Day, Lunar New Year, Easter, and Mother’s Day, compared to other periods of the year. As a result, the Company’s results of operations may fluctuate across reporting periods.

The Caffe Luxxe and Candy Club businesses are generally less seasonal than the Sugarfina and BOXFOX businesses. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Seasonality.”

Intellectual Property

Trade Name and Trademarks

The Company maintains an intellectual property portfolio consisting of trademarks, design patents, and copyrights related to its products, packaging, and brand assets. The Company’s packaging formats, including its brand mark, Candy Cube®, and Candy Bento Box®, are protected by various intellectual property rights.

The Company’s intellectual property portfolio includes:

Sugarfina

•	more than 25 U.S. design patent registrations and allowances,

•	more than 20 U.S. trademark registrations and allowances and over 200 additional trademark registrations and allowances worldwide,

•	six U.S. copyright registrations, and

•	trademark and patent registrations in 28 international jurisdictions,

BOXFOX

BOXFOX maintains intellectual property related to its brand, including nine U.S. trademarks registrations, covering its name, logo, and trade dress.

Candy Club

Candy Club maintains intellectual property related to its brand, including four U.S. trademark registrations and one Canadian trademark registration, covering its name, logo, and slogan.

Caffe Luxxe

Caffe Luxxe maintains intellectual property related to its brand, including five U.S. trademark registrations and two California state trademark registrations, covering its name, logo, and relevant marks.

7

The Company makes certain information regarding its intellectual property available on its website at sugarfina.com/patents-and-trademarks. Information contained on the Company’s website is not incorporated by reference into this report.

Governmental/Regulatory Approval and Compliance

The Company is subject to and affected by the laws and regulations of U.S. and Canada federal, state and local governmental authorities. These laws and regulations are subject to change.

Litigation

The Company is not subject to any current material litigation or threatened litigation.

The Company’s Property

The Company leases facilities for its Las Vegas operations center, Los Angeles office, and retail store locations. The Las Vegas operations center serves as the Company’s primary distribution, fulfillment, and administrative facility.

BOXFOX leases a warehouse and office facility in Hawthorne, California. In connection with the planned transition of its operations to the Company’s Las Vegas operations center, expected to occur in May 2026, BOXFOX has subleased this facility, which is intended to streamline operations.

Candy Club does not lease any facilities. Its employees work from the Company’s office locations, and its products are processed and fulfilled by an unaffiliated third-party provider, Integrated Fulfillment Services (“IDS”), located in Indianapolis, Indiana. Candy Club has entered into a Fulfillment Services Agreement with IDS for a term of two years, with automatic 180-day renewal periods and a mutual right to terminate upon 90 days’ notice.

Caffe Luxxe leases eight retail cafe locations in Southern California, as well as a facility in Gardena, California that serves as its roastery, fulfillment center, and headquarters.

The Company believes that its existing facilities are adequate to meet its current operational needs.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes included in this report on Form 1-K. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Included in Management’s Discussion and Analysis of Financial Condition and Results of Operations are the following sections:

•	Overview

•	Results of Operations

•	Liquidity and Capital Resources

•	Plan of Operations

•	Trend Information

Overview

Sugarfina Corporation and its subsidiaries operate a confectionery, gifting, and coffee business through multiple brands, including Sugarfina, BOXFOX, Candy Club, and Caffe Luxxe. The Company distributes its products through wholesale channels, direct-to-consumer e-commerce platforms, corporate gifting programs, and Company-operated retail boutiques and cafe locations.

As of December 31, 2025, the Company operated seven retail boutiques in North America and maintained an international presence through franchise locations and wholesale distribution. In February 2026, the Company closed one additional retail location as part of its ongoing evaluation of its retail footprint. The Company sources its confectionery products and packaging from third-party suppliers, with assembly performed by a third-party co-packing partner, and distributes finished products through its Las Vegas, Nevada operations center.

8

The Company completed three business combinations in recent periods: the acquisition of BOXFOX on October 31, 2024, the acquisition of certain assets of Candy Club on February 28, 2025, and the acquisition of Caffe Luxxe on November 30, 2025. These transactions expanded the Company’s product offerings, customer base, and distribution channels. The BOXFOX transaction added a direct-to-consumer and corporate gifting platform. The Candy Club transaction expanded the Company’s presence in the moderate-tier confectionery market. The Caffe Luxxe transaction added a coffee business with retail, wholesale, and e-commerce channels.

The Company is in the process of integrating these businesses into its existing operations, including the consolidation of certain administrative functions and the use of shared infrastructure. The Company expects to realize certain operational efficiencies from procurement, systems consolidation, and the centralization of fulfillment operations. The transition of BOXFOX fulfillment operations to the Company’s Las Vegas operations center, expected to occur in May 2026, is part of these integration efforts.

The financial results of BOXFOX, Candy Club, and Caffe Luxxe have been included in the Company’s consolidated financial statements beginning November 1, 2024, March 1, 2025, and December 1, 2025, respectively.

In early 2024, the Company initiated an earnings improvement program focused on reducing selling, general, and administrative expenses, closing underperforming retail locations, and improving gross margins through pricing actions and supply chain cost management.

Net revenue for the year ended December 31, 2025 increased by $3,510,607, or 12%, to $32,560,046 from $29,049,439 in the prior year. The increase was primarily attributable to incremental revenue contributions from the BOXFOX, Candy Club, and Caffe Luxxe businesses following their respective acquisition dates. These increases were partially offset by lower sales across certain Sugarfina channels, including e-commerce, retail, gifting concierge, and international distribution, which were impacted by reduced consumer demand, macroeconomic conditions, and retail store closures during 2024.

Wholesale channel net revenue increased 6% year-over-year, reflecting continued expansion of the Company’s wholesale distribution network.

Net loss for the year ended December 31, 2025 was $6,703,764, compared to a net loss of $5,826,902 for the year ended December 31, 2024. Net loss for 2025 included $2,158,818 of non-cash interest expense primarily related to the BLG Note (as defined below) and $42,290 of non-cash compensation expense related to the BOXFOX earnout agreement. Net loss for 2024 included $1,911,553 of non-cash interest expense primarily related to the BLG Note.

The increase in net loss was primarily driven by higher selling, general and administrative expenses, which increased by $2,205,919 year over year. This increase was largely attributable to the inclusion of operating expenses from recently acquired businesses, as well as $60,620 of acquisition-related costs. These increases were partially offset by higher gross margin, which benefited from incremental revenue generated by the acquired businesses. In addition, interest expense increased by $406,107, largely attributable to non-cash interest expense related to the BLG Note. Selling, general and administrative expenses represented 60% of net revenue in 2025, compared to 59% in 2024. These costs increases were partially offset by an increase in gross margin of $1,186,140, as well as the absence of $285,024 in losses on asset disposals recognized in the prior year, and the absence of a $205,206 loss on a note receivable recognized in the prior year. Gross margin as a percentage of net revenue decreased to 48.3% in 2025 from 50.1% in 2024, primarily due to the inclusion of lower-margin revenue from the BOXFOX and Candy Club businesses following their respective acquisition dates.

Results of Operations

Factors Affecting Operating Results

Revenue

The Company generates revenue through the sale of confectionery, gifting, and coffee products across multiple brands, including Sugarfina, BOXFOX, Candy Club, and Caffe Luxxe. Products are sold through wholesale distribution, direct-to-consumer e-commerce platforms, Company-operated retail boutiques and cafe locations, and corporate gifting programs.

The Company’s wholesale channel represents its largest source of revenue, and the Company continues to focus on expanding this channel through the addition of new accounts, including specialty retailers, grocery, hospitality, travel, and online wholesale platforms.

Revenue is primarily driven by unit volume and average selling price. Factors that affect pricing and volume include product mix, promotional activity, input costs, customer demand, and new product introductions. Changes in channel mix, including shifts between wholesale, e-commerce, retail, and corporate gifting, may also impact overall revenue and gross margin.

9

The Company’s products are sourced from third-party suppliers and, in the case of Sugarfina, assembled by a third-party co-packing partner prior to shipment to the Company’s Las Vegas, Nevada operations center for distribution and fulfillment. BOXFOX products are assembled and fulfilled through its operations, which are in the process of being transitioned to the Company’s Las Vegas operations center, with completion expected in May 2026. Candy Club products are processed and fulfilled by a third-party logistics provider in Indiana. Caffe Luxxe generates revenue through its retail cafe locations, wholesale distribution, and e-commerce channels.

The following table presents revenue by channel and brand and selected operating metrics, including the number of Sugarfina retail boutiques and Caffe Luxxe cafes, as of December 31, 2025 and December 31, 2024.

	Years Ended December 31,
	2025	2024	Percentage Change
Sugarfina
Wholesale	$14,715,380	$13,855,652	6%
E-commerce	4,533,254	4,883,259	-7%
Retail	3,224,015	4,608,884	-30%
Gifting Concierge	1,822,908	2,547,166	-28%
International	542,143	774,090	-30%
Sugarfina Net Revenue	$24,837,700	26,669,051	-7%

BOXFOX
Gifting Concierge	$3,096,835	$1,392,876	122%
E-commerce	2,289,436	987,512	132%
BOXFOX Net Revenue	$5,386,271	2,380,388	126%

Candy Club
Wholesale	$1,254,043	$-	-
E-Commerce	81,726	-	-
Candy Club Net Revenue	$1,335,769	-	-

Caffe Luxxe
Cafes	$683,585	$-	-
Wholesale	201,938	-	-
E-commerce	114,783	-	-
Caffe Luxxe Net Revenue	$1,000,306	-	-

Net Revenue	$32,560,046	$29,049,439	12%

Number of Sugarfina boutiques	8	8
Number of Caffe Luxxe cafes	7	-

Seasonality

The Company and its subsidiaries are affected by seasonal trends common to the confectionery and gifting industries. As a result, sales and earnings are higher during key holiday periods, including Halloween, Christmas, New Year’s, Lunar New Year, Valentine’s Day, Easter, and Mother’s Day, compared to other periods of the year.

Candy Club and Caffe Luxxe are generally less seasonal than the Sugarfina and BOXFOX brands.

This seasonality may adversely affect the Company’s business and cause its results of operations to fluctuate. Accordingly, comparisons of operating results between different periods within a single fiscal year are not necessarily meaningful, and results of operations for any period should not be considered indicative of future performance.

Cost of Sales

Cost of sales for the Company’s Sugarfina and Candy Club businesses consists primarily of the cost of finished confectionery products and packaging, as well as labor, warehousing, and transportation costs, including inbound and outbound freight, customs duties, and distribution costs. Cost of sales for the Company’s BOXFOX business consists primarily of product costs from third-party suppliers, packaging, and related labor, and transportation costs, including inbound and outbound freight. Cost of sales for the Company’s Caffe Luxxe business consists primarily of coffee beans, food and beverage inputs, packaging, and transportation costs for its wholesale and e-commerce channels, including inbound and outbound freight

10

The Company’s costs are influenced by the pricing of inputs used by its suppliers, including sugar and other sweeteners, edible oils, cocoa, coffee beans, and packaging materials such as paper, corrugated boxes, films, and plastics. These input costs are subject to fluctuations based on factors including weather conditions, agricultural production, transportation and processing costs, government policies, and global supply and demand. In addition, the Company incurs costs related to fuel and energy, including natural gas, diesel, and electricity, which impact both production and transportation expenses.

Fluctuations in input and transportation costs may affect the Company’s cost of sales and gross margins. The Company seeks to mitigate the impact of these fluctuations through supplier diversification, forward purchasing arrangements for certain inputs, product eliminations, and pricing adjustments where appropriate.

In April 2024, the Company implemented price increases for certain Sugarfina products in response to increases in supplier costs. The Company may continue to adjust pricing and product offerings in response to changes in input costs, customer demand, and competitive conditions.

The Company may be impacted indirectly by shortages, price increases, or tariffs imposed on the ingredients and products used in its supply chain. The Company continues to monitor developments in global trade policy, including recently enacted and proposed tariffs. In February 2026, the U.S. Supreme Court ruled that certain tariffs imposed under the International Emergency Economic Powers Act were not authorized by statute and therefore unlawful, resulting in the termination of those tariffs and creating uncertainty regarding the future application of similar trade measures. In April 2026, the Company submitted approximately $319,000 in claims for refunds of previously paid tariffs through the administrative process established by U.S. Customs and Border Protection, which permits importers to seek reimbursement of duties paid on affected entries. The timing and amount of any refunds remain uncertain. The Company may adjust its sourcing strategies, supplier mix, and pricing in response to changes in tariff rates, legal developments, or trade regulations.

Selling, General and Administrative

Selling, general and administrative expenses primarily include employee and related expenses, including payroll, for corporate functions such as accounting, planning, customer service, legal, human resources, corporate operations, research and development, purchasing, logistics, and executive functions, as well as employee-related expenses for retail boutiques and cafe operations.

Selling, general and administrative expenses also include occupancy and utilities costs for retail boutiques, cafe locations, and distribution and warehouse facilities, including the Company’s Las Vegas operations center, as well as marketing and advertising expenses.

In addition, selling, general and administrative expenses include costs for software licenses, professional services (including audit, tax, and legal fees), supplies and equipment, merchant services and bank fees, insurance, travel and entertainment, and other general corporate expenses.

Depreciation and amortization

Depreciation and amortization expense includes depreciation of property and equipment, primarily related to leasehold improvements at retail boutique and cafe locations and the Company’s Las Vegas operations center, as well as amortization of intangible assets, including the Company’s intellectual property.

Loss on disposal of assets

In 2024, the Company recorded a loss on disposal of assets of $285,024, primarily related to the write-off of leasehold improvements in connection with the closure of certain retail locations.

Loss on note receivable

In 2024, the Company recognized a loss of $205,206 related to a note issued in connection with a prospective acquisition.

Expenses Related to Financing

Other income and expense consists primarily of non-cash interest expense associated with the Company’s BLG Note (as defined below) and interest expense related to the Company’s senior secured line of credit. See “—Liquidity and Capital Resources” and Note 10 to the Company’s consolidated financial statements in Item 7.

11

Year Ended December 31, 2025 (“2025”) Compared with Year Ended December 31, 2024 (“2024”)

The following table sets forth our consolidated statements of operations and comprehensive loss for the periods indicated.

SUGARFINA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended December 31,
	2025	2024
NET REVENUE	$32,560,046	$29,049,439

COST OF SALES	16,827,526	14,503,059

GROSS MARGIN	15,732,520	14,546,380

COSTS AND EXPENSES:
Selling, general and administrative (1)	19,473,848	17,267,929
Depreciation and amortization	368,546	402,590
Loss on disposal of assets	-	285,024
Loss on note receivable	-	205,206
	19,842,394	18,160,749

LOSS FROM OPERATIONS	(4,109,874)	(3,614,369)

OTHER (EXPENSE) INCOME
Interest expense (2)	(2,584,514)	(2,178,407)
Interest income	-	5,206
Other expense	(1,645)	(15,558)
	(2,586,159)	(2,188,759)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(6,696,033)	(5,803,128)

PROVISION FOR INCOME TAXES	7,731	23,774

NET LOSS	(6,703,764)	(5,826,902)

OTHER COMPREHENSIVE LOSS
Foreign currency translation loss	(42,828)	(22,371)

TOTAL COMPREHENSIVE LOSS	$(6,746,592)	$(5,849,273)

NET LOSS PER SHARE
BASIC AND DILUTED	$(0.61)	$(0.58)

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC AND DILUTED	14,728,303	13,166,751

(1) Includes $60,620 and $155,441 of business combination-related costs for the years ended December 31, 2025 and 2024, respectively.

(2) Includes $1,974,127 and $1,867,150 of non-cash interest expense associated with the Company’s BLG Note (as defined below) to our parent company for the years ended December 31, 2025, and 2024, respectively.

12

Net revenue

Net revenue for the year ended December 31, 2025 increased by $3,510,607, or 12%, to $32,560,046 from $29,049,439 in the prior year. The increase was primarily driven by incremental revenue contributions from acquired businesses, including a $3,005,883 increase from BOXFOX, a $1,335,769 contribution from Candy Club, and a $1,000,306 contribution from Caffe Luxxe, which was included for one month in 2025.

Excluding the impact of revenue from acquired businesses and the full-year inclusion of BOXFOX in 2025 compared to two months in 2024, net revenue from the Company’s legacy Sugarfina operations declined year-over-year. These declines were primarily attributable to decreases across certain Sugarfina channels.

Wholesale revenue increased by $859,728, or 6%, reflecting continued expansion of the Company’s wholesale distribution network and growth within existing accounts.

E-commerce revenue decreased by $350,005, or 7%, compared to the prior year, primarily due to reduced consumer spending associated with macroeconomic conditions, including inflation and economic uncertainty.

Retail revenue decreased by $1,384,869, or 30%, primarily due to store closures that occurred throughout 2024, which reduced the number of operating locations. The number of boutiques declined from 17 at the beginning of 2024 to 8 Sugarfina boutiques by the end of 2024 and remained unchanged during 2025. Sales from closed stores accounted for approximately $1,217,207 of the overall decrease in retail revenue. The remaining decline was attributable to lower foot traffic, driven by macroeconomic conditions and changes in consumer behavior.

Gifting Concierge revenue decreased by $724,258, or 28%, primarily due to lower demand for corporate and personalized gifting, reflecting reduced customer spending in the context of macroeconomic conditions, including inflation and economic uncertainty.

International revenue decreased by $231,947, or 30%, primarily due to reduced demand from international markets, reflecting macroeconomic conditions and softer international consumer demand.

The Company’s results of operations for the periods presented were significantly impacted by the timing of the acquisitions of BOXFOX, Candy Club, and Caffe Luxxe and therefore may not be indicative of future performance.

Gross margin increased by $1,186,140, or 8%, to $15,732,520 for the year ended December 31, 2025, compared to $14,546,380 in the prior year. The increase in gross margin was primarily attributable to higher net revenue, including incremental contributions from the BOXFOX, Candy Club, and Caffe Luxxe businesses following their respective acquisition dates.

Gross margin as a percentage of net revenue decreased to 48.3% in 2025 from 50.1% in 2024. The decrease in gross margin as a percentage of net revenue was primarily due to changes in product and channel mix, including the inclusion of lower-margin revenue from the BOXFOX and Candy Club businesses. While the Caffe Luxxe business has a higher gross margin profile, its impact on consolidated gross margin was limited due to its inclusion for only one month in 2025.

These decreases were partially offset by pricing actions implemented in April 2024 and continued cost management initiatives, including improvements in freight and material costs.

Selling, general and administrative expenses increased by $2,205,919, or 13%, to $19,473,848 for the year ended December 31, 2025 from $17,267,929 for the year ended December 31, 2024. The increase was primarily driven by the inclusion of operating expenses from recently acquired businesses, including BOXFOX, Candy Club, and Caffe Luxxe. These increases were partially offset by decreases in payroll and occupancy costs within the Sugarfina brand, primarily due to the closure of retail locations throughout 2024.

Selling, general and administrative expenses were 60% of net revenue in 2025 compared to 59% in 2024.

In 2024, the Company recorded a loss on disposal of assets of $285,024, primarily related to the write-off of leasehold improvements in connection with the closure of certain retail locations.

In 2024, the Company recognized a loss of $205,206 on a note receivable determined to be uncollectible, related to a prospective acquisition.

Other (expense) income was $2,586,159 for the year ended December 31, 2025, compared to $2,188,759 for the year ended December 31, 2024. The increase was primarily attributable to higher interest expense, including non-cash interest expense related to the BLG Note and interest expense incurred on the Company’s senior secured line of credit. See “—Liquidity and Capital Resources” and Note 10 to the Company’s consolidated financial statements in Item 7.

As a result of the foregoing, net loss for the year ended December 31, 2025 was $6,703,764, compared to $5,826,902 for the year ended December 31, 2024.

13

Liquidity and Capital Resources

As of December 31, 2025, the Company had approximately $0.2 million of cash and cash equivalents and approximately $4.0 million of accounts receivable. The Company has historically incurred recurring net losses, experienced negative cash flows from operating activities, and has an accumulated deficit, which has placed pressure on liquidity and limited the Company’s ability to fund operations through internally generated cash flows.

The Company’s primary liquidity needs are to fund working capital requirements, including inventory purchases, support distribution growth, and meet its debt service obligations. To address these needs, the Company has relied on a combination of equity financing, borrowings, and cash generated from operations.

During 2024 and 2025, the Company undertook several financing activities to support its liquidity. The Company raised approximately $4.4 million through its Series B Convertible Preferred Stock offering and approximately $4.2 million through its Series C Convertible Preferred Stock offering, with proceeds used primarily for working capital, inventory purchases, and repayment of certain debt obligations. See Note 13 to the Company’s consolidated financial statements in Item 7 for additional information regarding these offerings.

In addition, the Company increased the capacity of its senior secured line of credit during 2024 and 2025, which continues to be used primarily to support working capital needs. As of December 31, 2025, the Company had $2,983,323 outstanding under the facility. See Note 10 to the Company’s consolidated financial statements in Item 7 for additional information regarding the Company’s Senior Secured Line of Credit.

The Company also maintains indebtedness under its secured promissory note with Bristol Luxury Group, LLC (the “BLG Note”), which may be used to borrow, repay and reborrow funds in one or more loans up to the maximum of $15 million. See Note 10 to the Company’s consolidated financial statements in Item 7 for additional information regarding the BLG Note, including outstanding balances and terms.

In addition, the Company assumed certain liabilities in connection with the BOXFOX Acquisition, Candy Club Acquisition, and Caffe Luxxe Acquisition, which have required or will require cash outflows in accordance with their respective terms. See Note 3 and Note 10 to the Company’s consolidated financial statements in Item 7 for additional information regarding these transactions and related obligations.

In parallel with these financing activities, the Company implemented cost management and margin improvement initiatives during 2024 and 2025, including reductions in selling, general and administrative expenses, retail store closures, and pricing actions. The Company also completed three business combinations during this period, which have expanded its operations and contributed to increased working capital requirements.

Management believes that these actions have improved the Company’s liquidity position; however, the Company may require additional capital to support its operations and growth initiatives. The Company may seek to raise additional funds through equity or debt financing, which may be dilutive to existing stockholders. If the Company is unable to obtain sufficient financing on acceptable terms, its business, financial condition, and results of operations may be adversely affected.

Cash Flows from Operations

We generally utilize the cash flow generated from our operations to fund our working capital needs. The Company primarily uses excess funds generated to repay borrowings under our Senior Secured Line of Credit. Changes in working capital items, specifically timing variations in inventory receipts, lease prepayments, payments in accounts payable and accrued liabilities, and accounts receivable collections from customers, can affect operating cash flows.

Net cash used in operating activities was $5,273,393 for the year ended December 31, 2025, compared to $3,691,989 for the year ended December 31, 2024. The increase in cash used of $1,581,404 was primarily attributable to changes in working capital and higher net loss, partially offset by non-cash adjustments.

Net loss increased to $6,703,764 in 2025 from $5,826,902 in 2024, contributing to higher cash usage. Non-cash adjustments included $2,158,818 of non-cash interest expense and $42,290 of non-cash compensation expense in 2025, compared to $1,911,553 of non-cash interest expense in 2024. Depreciation and amortization decreased to $368,546 in 2025 from $402,590 in 2024, and 2024 included a $285,024 loss on disposal of assets that did not recur in 2025.

Changes in working capital were a significant driver of the increase in cash used in operating activities. Accounts receivable increased, resulting in a use of cash of $2,198,345 in 2025, compared to a minimal impact in 2024 reflecting higher sales and the timing of customer collections. The increase in accounts receivable was primarily attributable to wholesale sales to Target associated with a seasonal program in the fourth quarter of 2025, which resulted in higher outstanding receivables at period end.

14

This was partially offset by an increase in accounts payable, reflecting the timing of payments to suppliers. Inventory levels, excluding the impact of business combinations, decreased overall; however, cash was used to support the rebuilding of Candy Club inventory following its acquisition in 2025, partially offsetting the benefit from inventory reductions elsewhere in the business.

Other changes in working capital, including increases in prepaid assets and reductions in accrued expenses, also contributed to the use of cash.

Cash Flows from Investing Activities

Net cash used in investing activities was $738,533 for the year ended December 31, 2025, compared to net cash provided by investing activities of $146,417 for the year ended December 31, 2024. The change was primarily driven by capital expenditures and acquisition-related activity during 2025.

Capital expenditures were $89,383 in 2025, compared to $28,865 in 2024, primarily related to the build-out of Caffe Luxxe’s Culver City, California cafe, which opened in March 2026.

During 2025, the Company paid $850,000 in connection with the acquisition of certain assets of Candy Club. In addition, the Company acquired $200,850 of cash in connection with the Caffe Luxxe Acquisition. There were no comparable acquisition-related cash outflows in 2024.

In 2024, the Company acquired $175,282 of cash in connection with the BOXFOX Acquisition.

Cash Flows from Financing Activities

Net cash provided by financing activities was $5,479,113 for the year ended December 31, 2025, compared to $3,544,468 for the year ended December 31, 2024. The increase of $1,934,645 was primarily driven by proceeds from equity financings, partially offset by repayments of debt and other obligations.

During 2025, the Company received $4,235,000 in proceeds from the issuance of Series C Convertible Preferred Stock. The Company also received $600,000 in proceeds from the issuance of Series B Convertible Preferred Stock in 2025, compared to $3,780,000 in 2024, reflecting the completion of that offering in early 2025. Offering costs totaled $151,443 in 2025, compared to $77,455 in 2024.

The Company continued to utilize its Senior Secured Line of Credit to support working capital needs, with borrowings of $13,744,194 and repayments of $12,539,094 during 2025, compared to borrowings of $13,567,902 and repayments of $13,207,176 during 2024.

The Company received $950,000 in borrowings and $285,000 in advances from related parties during 2025, compared with $1,250,000 and $40,000 in advances in 2024. Repayments to related parties totaled $1,317,200 in 2025, compared with $1,070,832 in 2024. In addition, repayments of other liabilities totaled $327,344 in 2025, compared to $737,971 in 2024.

Trend Information

The Company’s primary objective is to drive revenue growth and improve profitability through expansion of its customer base across its portfolio of brands, including Sugarfina, BOXFOX, Candy Club, and Caffe Luxxe, and across multiple channels, including wholesale, e-commerce, corporate gifting, and retail and cafe locations. Growth in distribution, product innovation, and marketing initiatives has historically supported revenue growth, although operating results have been impacted by macroeconomic conditions and changes in consumer demand.

Based on current trends, the Company expects revenue growth to continue to be supported by contributions from recently acquired businesses, expansion of wholesale distribution, and growth in corporate gifting programs. However, the pace of growth may be moderated by ongoing softness in certain direct-to-consumer channels, particularly e-commerce and retail, as well as continued variability in consumer spending patterns. The Company is focused on improving performance in these channels through targeted marketing initiatives and product innovation. In response to continued softness in the retail environment and variability in store-level performance, the Company may evaluate and implement additional retail boutique closures as part of its ongoing efforts to optimize its retail footprint and improve overall profitability.

The Company expects gross margin to continue to be influenced by product mix and channel mix, the integration of acquired businesses, input cost trends, and pricing actions.

The Company expects operating expenses to reflect continued investments in marketing, brand development, and integration activities, while also benefiting from ongoing cost management efforts and potential synergies from acquisitions.

15

The Company continues to focus on improving profitability through the integration of acquired businesses, cost management initiatives, and pricing actions, while responding to macroeconomic pressures and changes in consumer demand.

The Company continues to invest in marketing and brand partnerships to support customer acquisition and product innovation, including expansion of wholesale distribution, growth in corporate gifting programs, and the introduction of new product collaborations intended to drive revenue growth and expand its customer base.

The Company remains subject to macroeconomic uncertainty, including inflationary pressures, changes in consumer spending patterns, and volatility in global trade conditions. The Company has experienced, and may continue to experience, fluctuations in key input costs, including ingredients, packaging materials, freight, and labor. While certain input costs have stabilized in recent periods, uncertainty remains regarding future cost trends.

The Company also faces risks related to changes in tariff policies and trade regulations, which may impact the cost of imported products and packaging materials. While recent legal developments have challenged certain tariff measures, the regulatory environment remains uncertain, and future changes in trade policy could affect the Company’s cost structure, pricing strategies, and supply chain operations. In addition, the Company may be impacted by foreign currency fluctuations and potential disruptions in global supply chains.

The Company continues to monitor these developments and adjust its sourcing, inventory, and pricing strategies as necessary, including evaluating alternative suppliers, negotiating pricing, and implementing selective price increases where appropriate. However, there can be no assurance that such actions will fully offset the impact of external cost pressures.

The Company operates within the premium confectionery, gifting, and specialty coffee segments, where consumer preferences have increasingly emphasized differentiated products, strong brand positioning, and experiential offerings. Through its portfolio of brands, including its café operations, the Company seeks to deliver a differentiated, experience-driven offering that combines premium products with elevated in-store and digital customer experiences. The Company addresses these trends through its curated product assortment, specialty coffee offerings, brand positioning, and integrated marketing initiatives.

Item 3. Directors, Executive Officers and Significant Employees

The Company’s officers, significant employees and directors are as follows.

Name	Position	Age	Term of Office	Approximate Hours Per Week for Part- Time Employees
Executive Officers:
Scott LaPorta	CEO and COO	63	Since November 1, 2019
Brian Garrett	Senior Vice President, CFO	45	Since January 11, 2021
Fiona Revic	Secretary and Corporate Counsel	35	Since July 6, 2020	24

Directors:
Scott LaPorta	Director	63	Since November 1, 2019
Paul L. Kessler	Director	65	Since November 1, 2019
Diana Derycz-Kessler	Director	61	Since November 1, 2019

Scott LaPorta, CEO, COO and Director

Scott LaPorta is a proven senior executive with a record of driving outstanding performance within highly competitive and aspiration driven consumer businesses/brands including Levi Strauss, Hilton, Marriott, Bolthouse Farms, and most recently GT’s Kombucha. Scott provides strategic vision as well as creative and disciplined operational leadership. He has successfully developed and commercialized undermanaged businesses into high growth enterprises while expanding margins and building capability. Mr. LaPorta has raised over $30 billion in capital and led or co-led over $10 billion of M&A activity as a CFO of operating companies in the hospitality, lodging, and casino industries. He has also led two IPO spin-off transactions. Scott took on a turnaround role at Levi Strauss in 2002 that included leading strategy, planning, and restructuring and then ran three divisions of the company. Mr. LaPorta successfully led the commercialization, growth, and eventual sale of the Bolthouse Farms fresh food and beverage business at a category leading exit multiple for a private equity firm. Mr. LaPorta holds an MBA in Finance and Marketing from Vanderbilt University and a BS in Accounting from the University of Virginia. While he was at the University of Virginia Scott was a collegiate baseball pitcher.

16

Brian Garrett, Senior Vice President, CFO

Brian Garrett is currently our Senior Vice President, CFO. He joined the Company in January 2021. He has over 20 years of experience leading accounting and finance teams and over 10 years of financial reporting experience for publicly traded companies. He is a licensed CPA in the state of Texas and earned a BBA and MS in Accounting from Texas A&M University in College Station, TX.

Fiona Revic, Secretary and Sr. Corporate Counsel

Fiona Revic, Esq., is currently our Secretary and Senior Corporate Counsel. She has served in that position since July 2020. She holds Bachelor of Laws (LLB) degree from the University of Bristol, UK, completed her Legal Practice Course at the University of Law in London, UK, holds her Master of Laws (LLM) from UCLA, and is a member in good standing of the California Bar.

Paul L. Kessler, Director

Paul L. Kessler is Principal, Portfolio Manager and Founder of Bristol Capital Advisors, LLC and has extensive experience as a financier and venture capitalist. He is well versed at identifying deep value investment opportunities in a variety of industries. Mr. Kessler has broad experience in finance, actively sourcing, identifying, negotiating, and structuring investment transactions. He has actively worked with executives and boards of companies on corporate governance, strategy, and alignment of interests with stakeholders. Mr. Kessler has guided and overseen over 700 investment transactions. Mr. Kessler is married to Diana Derycz-Kessler.

Diana Derycz-Kessler, Director

Diana Derycz-Kessler has 20 years of experience serving as a principal investor in Bristol Capital Advisors with investments in growing public and private companies in a variety of sectors. Through her investment activities she has taken on active operational roles, including a 17-year tenure as Owner, CEO and President of the Los Angeles Film School where she significantly grew the school’s size and presence to become a leader in media arts education.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2025 the three highest-paid directors and executive officers were paid as set forth in the table below:

Name	Capacities in which Compensation was Received	Salary	Other Compensation	Total Compensation
Scott LaPorta (1)	CEO, COO and Director	$523,047	$-	$523,047
Brian Garrett (2)	Senior Vice President, CFO	$260,454	$-	$260,454
Fiona Revic (3)	Secretary and Corporate Counsel	$89,581	$-	$89,581

(1)	Scott LaPorta had a total of 181,925 outstanding stock options granted at an exercise price of $5.50 under the 2020 Equity Incentive Plan (defined below under “Stock Option Plan”) of 56,000, 50,925, 25,000, and 50,000 granted on January 1, 2021, January 1, 2022, January 1, 2023, and January 27, 2025, respectively, as of December 31, 2025. Under the terms of the 2020 Equity Incentive Plan, options vest over a four-year period, subject to continued employment, and have a term of seven years. Those options will become fully vested and exercisable immediately prior to the consummation of an exit event, such as an initial public offering.
(2)	As of December 31, 2025, Mr. Garrett had a total of 45,000 stock options, 20,000, 10,000, and 15,000 granted on April 11, 2021, April 2, 2023, and January 27, 2025 , at an exercise price of $5.50, under the 2020 Equity Incentive Plan.
(3)	As of December 31, 2025, Mrs. Revic had 30,000 stock options, 20,000 and 10,000 granted on January 1, 2021 and January 27, 2025, respectively, at an exercise price of $5.50, under the 2020 Equity Incentive Plan.

During the fiscal year ended December 31, 2025, none of the members of the Company’s Board of Directors received compensation for their service as directors. No cash fees, stock options, or other forms of remuneration were paid in connection with their Board responsibilities. Mr. Kessler, who sits on the Company’s Board of Directors, also provides consulting services to the Company and receives compensation in connection with those services. Mr. Kessler and Ms. Derycz-Kessler, who also services on the Company’s Board of Directors, receive health-related benefits from the Company at no cost. These arrangements are described under Interest of Management and Others in Certain Transactions.

17

Effective February 2, 2025, we extended Mr. LaPorta’s employment agreement to a term of three years. Mr. LaPorta is paid an annual base salary of $500,000 and is eligible to receive an annual bonus based on the Company’s achievement of goals for revenue and EBITDA. His target performance bonus is 30% of his base salary with the ability to earn up to 40% of the target bonus each fiscal year based on two components – revenue and EBITDA. In the event Mr. LaPorta is terminated without cause or leaves the Company for good reason, he will receive his base salary earned through the date of termination, accrued and unused paid time off, reimbursed expenses, all other accrued payments and benefits under his employment agreement. He will also receive a lump sum of his base salary plus a pro rata portion of his target bonus for that fiscal year, provided he signs a release of claims against the Company. In the event of a change of control or similar event, Mr. LaPorta will receive the same amounts as described above if, within twelve months of the change of control, he is terminated without cause or leaves for good reason.

Additionally, on February 28, 2026, Scott LaPorta, Brian Garrett, and Fiona Revic were granted additional stock options of 50,000, 15,000 and 10,000, at an exercise price of $5.50, respectively, in recognition of their contributions during 2025.

Stock Option Plan

In January 2021, our Stockholders approved a stock option plan (the “2020 Equity Incentive Plan”), initially authorizing the issuance of up to 500,000 options. In January 2025, the plan was amended to increase the number of options authorized for issuance by 200,000 and to reduce the exercise price of outstanding and future stock options from $10.00 to $5.50. As of December 31, 2025, 544,425 stock options were outstanding.

The 2020 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the Company’s employees and any subsidiary’s employees, and for the grant of nonstatutory stock options, restricted stock, or restricted stock units to the Company’s employees, directors and consultants. The plan is administered by the plan administrator. The exercise price of options granted under the plan must be at least equal to the fair market value of our Common Stock at the time of grant. The term of an option may not exceed seven years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. Options vest over a four-year period subject to continued employment. The plan administrator will determine the methods of payment for the exercise price of an option. If an individual’s service terminates voluntarily for good reason, the participant may exercise his or her option within 90 days of termination or such longer period of time as provided in his or her award agreement. If an individual’s service terminates due to the participant’s death or disability, the option may be exercised within one year of termination, or such longer period of time as provided in his or her award agreement. If an individual’s service terminates voluntarily other than for good reason or if an individual is terminated for cause, all the individual’s vested and un-vested options will immediately lapse. The vested portion of an employee’s options will become exercisable immediately prior to the consummation of an exit event. However, in no event may an option be exercised after the expiration of its term. The plan administrator does not use published criteria concerning the number of options granted or formal performance formulas. Options are granted based on overall contribution as recommended by the plan administrator and approved by the Board of Directors.

Item 4. Security Ownership of Management and Certain Securityholders

The following table displays, as of April 30, 2026, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

	Series A Preferred Stock			Series B Convertible Preferred Stock			Series C Convertible Preferred Stock			Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class (2)	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class (3)	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class (4)	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class (5)
Paul L. Kessler (6)(7)	687,539	-	85.9%	-	-	-	-	-	-	10,568,178	-	58.2%
Diana Derycz-Kessler (6)(7)	687,539	-	85.9%	-	-	-	-	-	-	10,568,178	-	58.2%
Intracoastal Capital LLC (8)	-	-	-	700	-	14.1%	-	-	-	-	-	-
Green Coast Capital (9)	-	-	-	500	-	10.0%	-	-	-	-	-	-
Patrick Moore (10)(11)	-	-	-	500	-	10.0%	-	-	-	177,838	-	1.0%
Hans L. Christensen (12)	-	-	-	-	-	-	500	-	11.7%	-	-	-
All executive officers and directors as a group (5 people in this group) (7)(13)	740,312	-	92.5%	100	-	2.0%	50	-	1.2%	11,399,082	-	62.8%

(1)	Gives effect to the Debt Conversion. Except for protective voting rights with respect to certain actions, such as bylaw changes, liquidation, or actions dilutive to preferred stockholders, shares of Series A, Series B, and Series C Preferred Stock do not have any voting powers, preferences or relative, participating, optional or other special rights or voting powers, or qualifications, limitations or restrictions thereof. In all cases where the holders of shares of Series A, Series B, and Series C Preferred Stock have the right to vote separately as a class, those holders shall be entitled to one vote for each such share held by them, respectively. See “Interest of Management and Others in Certain Transactions.” For details regarding the rights and preferences of our Series A Preferred Stock and other classes of equity securities issued by the Company, see the Company’s Certificate of Incorporation and Certificates of Designation incorporated by reference as exhibits to this report.

18

(2)	The percentage of beneficial ownership is calculated based on 800,000 for Series A Preferred Stock Units outstanding as of April 30, 2026.

(3)	The percentage of beneficial ownership is calculated based on 4,980 for Series B Preferred Stock Units outstanding as of April 30, 2026.

(4)	The percentage of beneficial ownership is calculated based on 4,285 for Series C Preferred Stock Units outstanding as of April 30, 2026.

(5)	The percentage of beneficial ownership is calculated based on 18,158,582 Common Stock Units outstanding as of April 30, 2026.

(6)	Mr. Kessler and Ms. Derycz-Kessler have an interest in the Company through Bristol Luxury Group LLC, which they jointly own, through their entities Bristol Investment Fund Ltd. and Vendome Trust.

(7)	The mailing address for all officers and directors of the Company is 5275 W. Diablo Dr., Suite A1-101, Las Vegas, NV 89118

(8)	The principal business address for Intracoastal Capital LLC is 2211A Lakeside Drive, Bannockburn, IL 60015.

(9)	The principal business address for Green Coast Capital is 1st Floor, Landmark Square, 64 Earth Close, P.O. Box 715, George Town, Grand Cayman KY1-1107

(10)	The principal business address for Patrick Moore is 4005 Marcus Avenue, Newport Beach, CA 92663

(11)	The common stock shares are held jointly by Patrick and Janet Moore in the Janet and Patrick Moore Trust.

(12)	The principal business address for Hans L. Christensen is 10115 Enchanted Oak Drive, Golden Oak, FL 32836

(13)	The Series A Preferred Stock and Common Stock includes Scott LaPorta’s proportionate shares of those classes of stock through his 6.60% ownership interest in Bristol Luxury Group, LLC. Mr. LaPorta’s initial ownership in BLG was 2.01% based on his capital contribution and subsequently vested in incentive units from October 31, 2020 through November 1, 2023 increasing his total ownership in BLG to 6.60%, while proportionately reducing the other BLG owner’s shares.

Item 5. Interest of Management and Others in Certain Transactions

Transactions with Bristol Luxury Group, LLC

On April 30, 2021, the company undertook the Debt Conversion under which it converted $8,000,000 of the balance due to BLG under the Secured Promissory Note (the “BLG Note”) into shares of Series A Preferred Stock, with retroactive effect to September 26, 2020. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Liquidity and Capital Resources” above and Note 10 to the Company’s consolidated financial statements in Item 7.

Paul L. Kessler and Diana Derycz-Kessler, who sit on the Company’s board of directors, own a combined 84.54% of BLG through their Bristol Investment Fund Ltd. and Vendome Trust. Barlock Capital owns 8.81% of BLG. Scott LaPorta owns the remaining 6.65% of BLG and is the Company’s CEO, COO and a director. As of December 31, 2025, after giving effect to the Debt Conversion, $16,704,936 was outstanding under the BLG Note and is classified as “Secured subordinated promissory note payables to related parties” on our consolidated balance sheets. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Liquidity and Capital Resources” above and Note 10 to the Company’s consolidated financial statements in Item 7.

During 2024, the Company received an additional $1,250,000 in loans from BLG under terms consistent with the existing BLG Note. The funds were primarily used for working capital purposes. During the year, the Company repaid $766,478 using net proceeds from its Convertible Series B Preferred Stock Offering. At December 31, 2024, the remaining outstanding balance of $524,659 was included in “Secured subordinated promissory note payables to related parties” in the consolidated balance sheets.

During 2025, the Company received an additional $550,000 in loans from BLG under the same terms as the existing BLG Note. At December 31, 2025, the total outstanding balance of $1,200,799 was included in “Secured subordinated promissory note payables to related parties” in the consolidated balance sheets.

19

Additionally, BLG has periodically provided cash infusions to the Company, totaling $1,770,000 as of December 31, 2025, to support working capital needs. As of December 31, 2025, the Company had $1,457,833 in outstanding accounts payable to BLG, which is reported as “Due to related party, noncurrent portion” on the consolidated balance sheets. These cash contributions are made without formal documentation and operate in substance like a revolving line of credit, allowing the Company to borrow, repay, and reborrow funds as needed. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources,” above and Note 10 to the Company’s consolidated financial statements in Item 7.

In total, as of December 31, 2025, the Company owes BLG, and so also owes its CEO and COO, Mr. LaPorta, and two of its current directors, Mr. Kessler and Ms. Derycz-Kessler, $19,363,568.

During the year ended December 31, 2025, Mr. Kessler—who serves as a member of the Company’s Board of Directors and is a majority owner—received wages totaling $26,915 for his services as a company advisor. In addition, Mr. Kessler and Mrs. Derycz-Kessler received health and related benefits under the Company’s benefit plans, valued at $26,710, which were paid by the Company. That compensation was approved by the Board of Directors and was determined to be on terms no less favorable to the Company than those that could be obtained in an arm’s-length transaction with an unrelated third party.

Transactions with Bristol Investment Fund, Ltd.

During 2025, the Company entered into a loan agreement with Bristol Investment Fund, Ltd. (“Bristol Fund”), for $400,000. Mr. Kessler is affiliated with Bristol Fund as a manager of its investment advisor. The loan bore interest at a rate of 8% per annum, payable in cash or in kind at the Company’s discretion. During 2025, all interest was paid in kind. The loan was fully repaid on December 30, 2025 with proceeds from our Series C Convertible Preferred Stock offering.

In connection with the loan agreement, the Company granted Bristol Fund 100,000 warrants to purchase shares under its Series C Convertible Preferred Stock offering.

Transactions with Scott LaPorta

In 2024, Mr. LaPorta converted $75,000 in payroll owed to him by the Company for services rendered in 2024 into 75 shares of Series B Convertible Preferred Stock. In 2025, he converted an additional $25,000 in payroll owed into 25 shares of Series B Convertible Preferred Stock and $50,000 in payroll owed into 50 shares of Series C Convertible Preferred Stock.

Additionally, during 2025, Mr. LaPorta advanced $285,000 to the Company to fund working capital in advance of the fall and winter holiday season. The advance was made without formal documented terms and was fully repaid within the same year.

Transactions with Patrick Moore

In connection with the BOXFOX Acquisition, the Company assumed $1,887,146 of debt obligations owed to Patrick Moore, the father of Chelsea Moore Shannon, CEO of BOXFOX. As of December 31, 2025, Mr. Moore also beneficially owned 500 shares of Series B Preferred Stock and 160,054 shares of the Company’s Common Stock, both issued in 2024. On March 24, 2026, pursuant to the terms of the merger agreement, the holdback shares were released to the former BOXFOX stockholders, including Patrick Moore, who received an additional 17,784 shares. The Company converted $500,000 of those debt obligations into 500 shares of Series B Convertible Preferred Stock and $560,000 into a secured promissory note with Patrick Moore (the “Patrick Moore Note”). Additionally, $250,000 was repaid in cash by the Company to Patrick Moore on December 31, 2024. At December 31, 2024, the Company owed Patrick Moore $560,809, which is classified as “Due to related parties” on the consolidated balance sheets. On October 31, 2025, pursuant to the merger agreement, the remaining balance, including accrued interest, was fully repaid in cash. As of December 31, 2025, $629,863 was outstanding under the Patrick Moore Note and is classified as “Secured subordinated promissory note payables to related parties” on our consolidated balance sheets. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” above and Note 10 to the Company’s consolidated financial statements in Item 7.

Transactions with Jenni Stern

In connection with the BOXFOX Acquisition, the Company assumed $22,580 of debt obligations owed to Jenni Stern, COO of BOXFOX. At December 31, 2024, the Company owed Jenni Stern $22,690, which is classified as “Due to related parties” on the consolidated balance sheets. The balance was fully repaid in May 2025. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” above and Note 10 to the Company’s consolidated financial statements in Item 7.

Item 6. Other Information

None

20

Item 7. Financial Statements

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Sugarfina Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Sugarfina Corporation (the Company) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2025 and 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years ended December 31, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted un the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Rose, Snyder & Jacobs LLP

Encino, California

We have served as the Company’s auditor since 2024

April 30, 2026

F-2

SUGARFINA CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$180,553	$722,903
Restricted cash	-	33,291
Accounts receivable	4,025,475	1,707,064
Inventory	3,668,660	2,968,653
Prepaid and other current assets	1,308,168	1,223,395
Total current assets	9,182,856	6,655,306

OTHER ASSETS
Property and equipment, net	1,240,643	387,284
Goodwill	24,411,542	10,086,051
Intangible assets, net	13,524,639	3,750,000
Right-of-use assets, net	9,227,370	6,447,976
Other assets	323,696	362,518
Total noncurrent assets	48,727,890	21,033,829

TOTAL ASSETS	$57,910,746	$27,689,135

LIABILITIES AND STOCKHOLDER'S DEFICIT

CURRENT LIABILITIES
Accounts payable	$2,679,739	$1,167,880
Accrued expenses	2,890,661	2,614,344
Deferred revenue	1,455,429	847,637
Due to related parties	-	583,499
Lease liabilities	3,067,819	2,194,381
Other current liabilities	302,066	290,827
Total current liabilities	10,395,714	7,698,568

NONCURRENT LIABILITIES
Senior secured line of credit	2,983,323	1,778,223
Due to related party, noncurrent portion	1,457,833	1,506,534
Secured subordinated promissory note payables to related parties	18,535,598	15,826,780
Lease liabilities, noncurrent portion	6,561,126	4,805,621
Contigent equity consideration (162,106 holdback shares of common stock at December 31, 2025 and December 31, 2024)	1,003,436	1,003,436
Other noncurrent liabilities	41,628	71,158
Total noncurrent liabilities	30,582,944	24,991,752

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDERS' EQUITY (DEFICIT)
Series A preferred stock, $0.01 par value, 800,000 shares issued and outstanding at December 31, 2025 and December 31, 2024	8,000	8,000
Series B preferred stock, $0.01 par value, 4,980 and 4,355 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively.	50	44
Series C preferred stock, $0.01 par value, 4,285 shares issued and outstanding at December 31, 2025	43	-
Common stock; $0.01 par value, 25,000,000 shares authorized; 17,989,644 and 14,382,542 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	382,615	143,741
Additional paid-in capital	54,300,460	25,859,518
Accumulated deficit	(37,606,717)	(30,902,953)
Accumulated other comprehensive loss	(152,363)	(109,535)
Total stockholders' equity (deficit)	16,932,088	(5,001,185)

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)	$57,910,746	$27,689,135

See Report of Independent Registered Accounting Firm

The accompanying notes are an integral part of these consolidated financial statements.

F-3

SUGARFINA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended December 31,
	2025	2024
NET REVENUE	$32,560,046	$29,049,439

COST OF SALES	16,827,526	14,503,059

GROSS MARGIN	15,732,520	14,546,380

COSTS AND EXPENSES:
Selling, general and administrative	19,473,848	17,267,929
Depreciation and amortization	368,546	402,590
Loss on disposal of assets	-	285,024
Loss on note receivable	-	205,206
Total costs and expenses	19,842,394	18,160,749

LOSS FROM OPERATIONS	(4,109,874)	(3,614,369)

OTHER (EXPENSES) INCOME
Interest expense	(2,584,514)	(2,178,407)
Interest income	-	5,206
Other expense	(1,645)	(15,558)
Total other (expenses) income	(2,586,159)	(2,188,759)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(6,696,033)	(5,803,128)

PROVISION FOR INCOME TAXES	7,731	23,774

NET LOSS	(6,703,764)	(5,826,902)

OTHER COMPREHENSIVE LOSS
Foreign currency translation loss	(42,828)	(22,371)

TOTAL COMPREHENSIVE LOSS	$(6,746,592)	$(5,849,273)

NET LOSS PER SHARE
BASIC AND DILUTED	$(0.61)	$(0.58)

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC AND DILUTED	14,728,303	13,166,751

See Report of Independent Registered Accounting Firm

The accompanying notes are an integral part of these consolidated financial statements.

F-4

SUGARFINA CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional		Accumulated Other
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amounts	Paid-In Capital	Accumulated Deficit	Comprehensive Loss	Total
BALANCE, DECEMBER 31, 2023	800,000	$8,000	-	$-	-	$-	12,923,593	$129,236	$12,565,628	$(25,076,051)	$(87,164)	$(12,460,351)

OTHER COMPREHENSIVE LOSS	-	-	-	-	-	-	-	-	-	-	(22,371)	(22,371)

ISSUANCE OF CLASS B PREFERRED STOCK	-	-	4,355	44	-	-	-	-	4,354,956	-	-	4,355,000

ISSUANCE OF CLASS A COMMON STOCK	-	-	-	-	-	-	1,458,949	14,589	9,016,305	-	-	9,030,894

OFFERING COSTS	-	-	-	-	-	-	-	-	(77,455)	-	-	(77,455)

NET LOSS	-	-	-	-	-	-	-	-	-	(5,826,902)	-	(5,826,902)

BALANCE, DECEMBER 31, 2024	800,000	$8,000	4,355	$44	-	$-	14,382,542	$143,825	$25,859,434	$(30,902,953)	$(109,535)	$(5,001,185)

OTHER COMPREHENSIVE LOSS	-	-	-	-	-	-	-	-	-	-	(42,828)	(42,828)

ISSUANCE OF CLASS B PREFERRED STOCK	-	-	625	6	-	-	-	-	624,994	-	-	625,000

ISSUANCE OF CLASS C PREFERRED STOCK	-	-	-	-	4,285	43	-	-	4,284,957	-	-	4,285,000

ISSUANCE OF CLASS A COMMON STOCK	-	-	-	-	-	-	3,607,102	238,790	23,640,228	-	-	23,879,018

EARNOUT EQUITY COMPENSATION (NON-CASH)	-	-	-	-	-	-	-	-	42,290	-	-	42,290

OFFERING COSTS	-	-	-	-	-	-	-	-	(151,443)	-	-	(151,443)

NET LOSS	-	-	-	-	-	-	-	-	-	(6,703,764)	-	(6,703,764)

BALANCE, DECEMBER 31, 2025	800,000	$8,000	4,980	$50	4,285	$43	17,989,644	$382,615	$54,300,460	$(37,606,717)	$(152,363)	$16,932,088

See Report of Independent Registered Accounting Firm

The accompanying notes are an integral part of these consolidated financial statements.

F-5

SUGARFINA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,703,764)	$(5,826,902)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortization	368,546	402,590
Loss on asset disposal	-	285,024
Non-cash compensation expense	42,290	-
Non-cash interest expense	2,158,818	1,911,553
Changes in operating assets and liabilities:
Accounts receivable	(2,198,345)	49,658
Inventory	219,456	499,180
Prepaid and other current assets	137,063	(452,201)
Accounts payable	874,212	145,234
Accrued expenses	(198,367)	396,464
Deferred revenue	36,957	(639,628)
Other, net	(10,259)	(462,961)
Net Cash Used In Operating Activities	(5,273,393)	(3,691,989)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(89,383)	(28,865)
Cash paid for Candy Club Acquisition	(850,000)	-
Cash acquired in Caffe Luxxe Acquisition	200,850	-
Cash acquired in BOXFOX Acquisition	-	175,282
Net Cash (Used In) Provided by Investing Activities	(738,533)	146,417

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on senior secured line of credit	13,744,194	13,567,902
Repayments on senior secured line of credit	(12,539,094)	(13,207,176)
Proceeds from issuance of Series B preferred stock	600,000	3,780,000
Proceeds from issuance of Series C preferred stock	4,235,000	-
Offering costs	(151,443)	(77,455)
Borrowings from related parties	950,000	1,250,000
Repayments to related parties	(1,317,200)	(1,070,832)
Advances from related party	285,000	40,000
Repayments on other liabilities	(327,344)	(737,971)
Net Cash Provided by Financing Activities	5,479,113	3,544,468

EFFECT OF EXCHANGE RATES ON CASH	(42,828)	(22,371)

NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(575,641)	(23,475)

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT BEGINNING OF PERIOD	756,194	779,669

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$180,553	$756,194

See Report of Independent Registered Accounting Firm

The accompanying notes are an integral part of these consolidated financial statements.

F-6

SUGARFINA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

NOTE 1 – Operations

Organization and Operations

Sugarfina Corporation (the “Company”) was formed on November 1, 2019, as a Delaware limited liability company and converted to a corporation on September 26, 2020. In conjunction with the reincorporation, the outstanding 1,000 membership units of Sugarfina Holdings LLC were exchanged for 12,500,000 shares of common stock of Sugarfina Corporation. All share and per share amounts in the accompanying consolidated financial statements for the Company have been adjusted retroactively to reflect the effect of the 1:12,500-unit split resulting from the corporate conversion as if it had occurred at November 1, 2019.

The Company’s subsidiaries, Sugarfina USA LLC, Sugarfina Global LLC, Sugarfina Global Canada LTD, and Sugarfina IP LLC, collectively, “Sugarfina”, market and sell premium confectionery products through its e-commerce platforms, wholesale retail channels, corporate gifting programs, and Company-operated retail boutiques. Sugarfina operates retail boutiques across North America in major metropolitan areas, including Los Angeles, New York, and Vancouver, and maintains an international presence through franchises in Taiwan. Its product offerings include a variety of high-end domestic and imported confections, such as gummies, caramels, chocolates, and fruit jellies.

BOXFOX, Inc., (“BOXFOX”), operates as an e-commerce gifting company, primarily serving customers within the United States.

Candy Club Corporation, (“Candy Club”), is a moderately-positioned confectionery company, distributing its products through its e-commerce platform and wholesale retail channels.

Artisanal Expressions, Inc., (“Caffe Luxxe”) is a Los Angeles-based specialty coffee roaster and cafe operator that offers its products through cafe locations, wholesale distribution, and e-commerce channels.

The Company is a majority-owned subsidiary of Bristol Luxury Group LLC (“BLG”).

NOTE 2 – Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements include Sugarfina Corporation, Sugarfina USA LLC, Sugarfina Global LLC, Sugarfina Global Canada LTD, Sugarfina IP LLC, BOXFOX, Candy Club, and Caffe Luxxe. All intercompany transactions have been eliminated.

On October 31, 2024, the Company acquired BOXFOX (the “BOXFOX Acquisition”). On February 28, 2025, the Company completed the asset purchase of Candy Club (the “Candy Club Acquisition”). On November 30, 2025, the Company acquired Caffe Luxxe (the “Caffe Luxxe Acquisition”).

The results of the operations of BOXFOX, Candy Club, and Caffe Luxxe have been included in the Company’s consolidated financial statements since November 1, 2024, March 1, 2025 and December 1, 2025, respectively. See Note 3.

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported net loss, total comprehensive loss, total assets, total liabilities, shareholders’ equity (deficit), or cash flows.

Liquidity and Capital Resources

As of December 31, 2025, the Company had $0.2 million in cash and cash equivalents and $4.0 million in accounts receivable. The Company has historically incurred recurring net losses, experienced negative cash flows from operating activities, and has an accumulated deficit. Those conditions have placed pressure on the Company’s liquidity and limited its ability to fund operations through internally generated cash flows.

To support its liquidity position, the Company has undertaken a series of financing beginning in 2024 and throughout 2025:

•	Beginning in April 2024 and through March 2025, the Company raised $4,380,000 in cash proceeds through a Series B Convertible Preferred Stock offering and used the net proceeds for working capital to invest in inventory ahead of seasonal 2024 fall and holiday sales as well as for the BOXFOX Acquisition and Candy Club Acquisition,

F-7

•	we expanded the capacity of our senior secured credit facility with Austin Financial Services, Inc. from $2.0 million to $3.0 million on October 27, 2024, and from $3.0 million to $4.0 million on August 21, 2025, and

•	Beginning in March 2025 and through December 2025, the Company raised $4,235,000 in cash proceeds through a Series C Convertible Preferred Stock offering and used the proceeds for general working capital purposes, repayment of short-term debt obligations, and to fund inventory purchases for our seasonal 2025 fall and holiday sales.

In addition to these financing efforts, the Company implemented multiple cost optimization and earnings improvement initiatives during 2024 and 2025 including:

•	Reducing selling, general, and administrative expenses via headcount management and cost negotiations,

•	closing unprofitable retail locations, and

•	increasing gross margins through price adjustments and improved freight and material costs.

Furthermore, the Company completed the BOXFOX Acquisition on October 31, 2024, the Candy Club Acquisition on February 28, 2025, and the Caffe Luxxe Acquisition on November 30, 2025. See Note 3. Those strategic business combinations are expected to create cost and revenue synergies by expanding customer reach and improving operational efficiency through integrated procurement, fulfillment, and marketing functions.

As of December 31, 2025, the Company evaluated whether there were conditions and events, considered in the aggregate, that raised substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued. Management believes that the cumulative impact of these actions described above enhances the Company’s liquidity profile and provides sufficient resources to support its ongoing business activities and strategic growth initiatives. In addition, the Company may seek to obtain additional funding through equity or debt financing or may receive financial support from BLG to fund working capital needs and support operations. Based on these factors and management’s plans, the Company has concluded that it is probable that it will be able to meet its obligations as they become due within one year after the issuance date of the financial statements. Accordingly, management has determined that substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

Use of Estimates

The preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant items subject to such estimates and assumptions include, but are not limited to, revenue recognition; the valuation and useful lives of long-lived assets, goodwill, and other intangible assets; assumptions used in testing for impairment of long-lived assets, goodwill, and indefinite-lived intangible assets; purchase price allocations in business combinations; allowance for credit losses on accounts receivable; inventory valuation, including reserves for obsolescence and shrinkage; recognition of deferred revenue; lease-related assumptions, including incremental borrowing rates; income taxes, including deferred tax assets and valuation allowances; the determination of the fair value of equity-based awards; and depreciation and amortization.

Actual results could differ materially from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable arising from normal business activities. At December 31, 2025 and December 31, 2024, the Company maintained cash with financial institutions in excess of federally insured limits. The Company places its cash with high quality financial institutions and has not experienced losses with respect to these items. The Company extends credit to its customers and generally does not require collateral from them.

Customer Concentrations

For the year ended December 31, 2025, one customer accounted for approximately 10% of net revenue and approximately 53% of accounts receivable, net of allowance for doubtful accounts. The Company monitors the financial condition of this customer on an ongoing basis and does not deem there to be a credit risk. There were no concentrations of customers for the year ended December 31, 2024.

F-8

Supplier Concentrations

The Company’s operations are subject to several factors which are beyond the control of management, such as changes in manufacturers’ pricing and the continued operation of its significant manufacturers. While the Company sells a diversified product line, it remains dependent upon a limited number of suppliers which it selects. There were no concentrations of suppliers for the years ended December 31, 2025 and 2024.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate their fair values due to the short-term nature of these instruments. The fair value of long-term debt is estimated based on quoted market prices for similar instruments or borrowing rates available to the Company at the reporting date.

The Company measures certain assets and liabilities at fair value in accordance with the fair value hierarchy established under applicable accounting guidance, which prioritizes the inputs used in measuring fair value into three levels. The Company uses observable market data when available and minimizes the use of unobservable inputs when determining fair value.

The Company’s nonfinancial assets, including long-lived assets, goodwill, and other intangible assets, are measured at fair value on a nonrecurring basis when events or changes in circumstances indicate that the carrying amount may not be recoverable.

Cash, Cash Equivalents, and Restricted Cash

For the purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Restricted cash consists of amounts held as collateral for certain obligations. At December 31, 2024, restricted cash was pledged as collateral for certain other assets. This arrangement terminated during 2025 and was no longer in effect as of December 31, 2025.

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows:

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$180,553	$722,903
Restricted cash	-	33,291
	$180,553	$756,194

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company maintains an allowance for expected credit losses, which reflects management’s estimate of expected losses based on historical collection experience, current economic conditions, and reasonable and supportable forecasts.

In determining the allowance, the Company evaluates accounts receivable on a pooled basis where similar risk characteristics exist and on an individual basis for specific customers as necessary, taking into consideration factors such as customer financial condition, credit history, aging of receivables, and current economic conditions.

The allowance for credit losses is recorded as a charge to earnings. Accounts are written off against the allowance when they are determined to be uncollectible. Recoveries of amounts previously written off are recorded when received.

At December 31, 2025 and December 31, 2024, the allowance for credit losses was approximately $159,000 and $34,000, respectively.

Inventory

Inventory is valued at the lower of cost or net realizable value. Cost is determined under the average cost method.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally ranging from three to five years. Leasehold improvements are amortized over the lesser of their useful lives or the length of the lease. Expenditures for maintenance and repairs are charged to expense as incurred.

F-9

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations and is recorded as an intangible asset. Goodwill is not amortized but is tested for impairment at least annually and more frequently if events or changes in circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.

The Company performs its annual impairment test at the reporting unit level, which is an operating segment or one level below an operating segment for which discrete financial information is available and regularly reviewed by management. The Company may first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit exceeds its carrying amount. If the Company concludes that this is the case, no further testing is required. If the Company elects to bypass the qualitative assessment or determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company performs a quantitative impairment test.

The quantitative impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to the reporting unit. The Company estimates the fair value of its reporting units using valuation methodologies consistent with the income and market approaches. The income approach is based on discounted cash flow analyses and requires significant judgments, including assumptions about future revenue growth rates, operating margins, terminal growth rates, and discount rates. The market approach utilizes comparable company multiples where appropriate.

These estimates and assumptions are inherently uncertain and are based on management’s expectations regarding future operating performance and economic conditions. Changes in these assumptions or in the Company’s operating results or market conditions could result in future goodwill impairment charges.

Management performed its annual goodwill impairment assessment for the reporting unit associated with the BOXFOX Acquisition, as the related goodwill was subject to the Company’s annual impairment testing policy. Based on this assessment, no impairment was identified.

Goodwill recognized in connection with the Candy Club Acquisition and the Caffe Luxxe Acquisition was not subject to a separate annual impairment assessment as of December 31, 2025, as these acquisitions were completed during 2025 and the goodwill was recorded at its estimated fair value at the acquisition dates. Management evaluated these reporting units for indicators of impairment and concluded that no triggering events or changes in circumstances had occurred that would indicate the carrying value of goodwill may not be recoverable.

Intangible assets acquired in business combinations are recorded at their estimated fair values as of the acquisition date. Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives, and the Company evaluates the useful lives of these assets on an ongoing basis and revises them, as necessary.

As of December 31, 2025, intangible assets consist of certain intellectual property acquired in the BOXFOX Acquisition, the Candy Club Acquisition, and the Caffe Luxxe Acquisition. The valuation of the intangible assets acquired in the BOXFOX Acquisition and Candy Club Acquisition was finalized during 2025. The Company is in the process of finalizing the valuation of assets acquired in the Caffe Luxxe Acquisition. Accordingly, the amounts recorded are preliminary and subject to adjustment. Any such adjustments may also impact the Company’s income tax calculations. See Note 3. As of December 31, 2024, intangible assets consisted of franchise agreements acquired in 2019, which were fully amortized as of that date, and certain intellectual property acquired in the BOXFOX Acquisition. The valuation of the intangible assets acquired in the BOXFOX Acquisition was preliminary as of December 31, 2024.

The Company reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When such indicators are present, the Company compares the carrying amount of the asset to the estimated undiscounted future cash flows expected from its use and eventual disposition. If the carrying amount exceeds those cash flows, an impairment loss is recognized for the excess of the carrying amount over its fair value.

At December 31, 2025, management assessed the intangible assets acquired in the BOXFOX Acquisition for impairment and determined no impairment existed. Intangible assets acquired in the Candy Club Acquisition and the Caffe Luxxe Acquisition were not subject to a separate annual impairment assessment as of December 31, 2025, as these acquisitions were completed during 2025 and were recorded at their estimated fair values at the acquisition dates. Management concluded that no indicators of impairment existed for these assets as of December 31, 2025.

During 2025, the Company finalized the valuation of the assets acquired in the BOXFOX Acquisition. As a result, certain prior period amounts related to goodwill and intangible assets were reclassified within the consolidated balance sheets to conform to the current period presentation. These reclassifications had no impact on previously reported net loss, total comprehensive loss, total assets, total liabilities, shareholders’ equity (deficit), or cash flows.

F-10

Long-Lived Assets

Long-lived assets are assessed for recoverability on an ongoing basis. In evaluating the fair value and future benefits of long-lived assets, their carrying value would be reduced by any excess of the long-lived asset over management’s estimate of the anticipated undiscounted future net cash flows of the related long-lived asset. At December 31, 2025 and December 31, 2024, management assessed that there was no impairment of its long-lived assets.

Due to Related Parties

Current Liabilities

At December 31, 2024, amounts due to related parties, classified as current liabilities, included certain debt assumed in connection with the BOXFOX Acquisition. See Note 3. These amounts included $560,809 payable to Patrick Moore, the holder of 500 Series B preferred shares and the father of Chelsea Moore, Chief Executive Officer and Co-Founder of BOXFOX. The balance accrued interest at a rate of 7.50% per annum. Pursuant to the terms of the merger agreement, the outstanding balance, including accrued interest, was fully repaid on October 31, 2025.

An assumed debt obligation of $22,690 was payable to Jenni Stern, Chief Operating Officer and Co-Founder of BOXFOX, as of December 31, 2024. This amount accrued interest at 5.00% per annum and was fully repaid in May 2025.

The repayments of those assumed debt obligations during 2025 were funded, in part, by net proceeds from the Company’s Series C Preferred Stock Offering.

Noncurrent Liabilities

Amounts due to related parties classified as noncurrent liabilities also include $1,457,833 for reimbursements of expenses paid by BLG on behalf of Sugarfina Corporation.

Revenue Recognition

The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when or as the performance obligations are satisfied.

The Company primarily generates revenue from the sale of products through its e-commerce platforms, wholesale customers, and Company-operated retail boutique and cafe locations. Revenue is recognized net of estimated returns and excludes sales taxes.

Revenue from retail store and cafe sales is recognized at the point of sale. Revenue from e-commerce and wholesale sales, including shipping revenue, is recognized at a point in time when control of the product transfers to the customer, which occurs upon shipment.

Customer deposits and advance payments are recorded as deferred revenue and recognized as revenue when the related performance obligations are satisfied, typically upon delivery of products or services. Gift card sales are recorded as contract liabilities and recognized as revenue upon redemption.

The Company recognizes estimated breakage income in proportion to actual redemptions based on historical redemption patterns. To the extent the Company does not have sufficient history to estimate breakage, revenue is recognized when the likelihood of redemption becomes remote.

The Company offers customer loyalty programs under which customers earn points based on qualifying purchases. These points represent a separate performance obligation, as they provide customers with a material right. A portion of the transaction price is allocated to the points based on their relative standalone selling price and is recorded as deferred revenue. Revenue associated with loyalty points is recognized when the points are redeemed or when the likelihood of redemption becomes remote. The Company estimates breakage based on historical redemption patterns and recognizes such amounts in proportion to actual redemptions.

F-11

Revenue is presented net of returns, discounts, and other sales incentives provided to customers. Amounts billed to customers for shipping and handling are included in revenue, while the related shipping and handling costs are included in cost of sales.

The following table presents the Company’s revenue disaggregated by revenue source:

	Years Ended December 31,
	2025	2024	Percentage Change
Sugarfina
Wholesale	$14,715,380	$13,855,652	6%
E-commerce	4,533,254	4,883,259	-7%
Retail	3,224,015	4,608,884	-30%
Gifting Concierge	1,822,908	2,547,166	-28%
International	542,143	774,090	-30%
Sugarfina Net Revenue	$24,837,700	$26,669,051	-7%

BOXFOX
Gifting Concierge	$3,096,835	$1,392,876	122%
E-commerce	2,289,436	987,512	132%
BOXFOX Net Revenue	$5,386,271	$2,380,388	126%

Candy Club
Wholesale	$1,254,043	$-	-
E-Commerce	81,726	-	-
Candy Club Net Revenue	$1,335,769	$-	-

Caffe Luxxe
Cafes	$683,585	$-	-
Wholesale	201,938	-	-
E-commerce	114,783	-	-
Caffe Luxxe Net Revenue	$1,000,306	$-	-
Net Revenue	$32,560,046	$29,049,439	12%

Number of Sugarfina boutiques	8	8
Number of Caffe Luxxe cafes	7	-

Contract asset balances are presented net of allowance for doubtful accounts and are comprised solely of accounts receivable. Contract liability balances are comprised of deferred revenue, gift card liabilities, and loyalty program liabilities.

	Years Ended December 31,
	2025	2024	2023
Contract Assets	$4,025,475	$1,707,064	$1,756,722
Contract Liabilities	1,455,429	847,637	66,531

Advertising

Advertising costs, which are recorded in selling, general and administrative expenses, are charged to operations when incurred.

The Company incurred approximately $1,098,000 and $906,000 in advertising expenses for the years ended December 31, 2025, and 2024, respectively. Included in these amount were $274,000 and $158,000, respectively, related to third-party commissions incurred in connection with certain wholesale sales.

F-12

Stock-Based Compensation

On January 26, 2021, the Company adopted an equity-based incentive plan for employees, which permits the issuance of up to 500,000 shares of common stock in the form of stock options. On January 27, 2025, the Board of Directors approved an amendment to the plan to authorize an additional 200,000 stock options for issuance.

At December 31, 2025, the Company had 544,425 stock options outstanding under the plan. The stock options vest ratably over four years from the date of grant; however, they do not become exercisable until the occurrence of an exit event, such as a change in control or an initial public offering. Upon the occurrence of an exit event, any unvested options will vest immediately prior to the consummation of such event, provided the participant remains employed through the date of the exit event.

As of December 31, 2025, the Company has not recognized any stock-based compensation expense related to these awards due to the performance condition (i.e., exit event) associated with their exercisability. See Note 14.

Lease Accounting

The Company enters into operating lease agreements for retail boutiques, café locations, office space, and warehouse facilities. For lease agreements with terms greater than 12 months, the Company recognizes a right-of-use (“ROU”) asset and a corresponding lease liability on its consolidated balance sheets.

Lease liabilities are measured at the present value of future minimum lease payments over the lease term. The present value is determined using a risk-free discount rate, as the rate implicit in the lease is not readily determinable. ROU assets are initially measured based on the lease liability, adjusted for any lease payments made at or before the commencement date.

Lease terms generally range from five to ten years and may include rent escalation clauses and options to renew. The Company includes renewal options in the lease term when it is reasonably certain that such options will be exercised. See Note 9.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for operating loss and tax credit carryforwards. The Company assesses the realizability of deferred tax assets and records a valuation allowance when it is more likely than not that some or all the deferred tax assets will not be realized.

The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which the related temporary differences become deductible. In evaluating realizability, management considers, among other factors, projected future taxable income and available tax planning strategies. As of December 31, 2025, management determined that it was more likely than not that the deferred tax assets would not be realized and, accordingly, recorded a full valuation allowance against the net deferred tax assets.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the periods in which the temporary differences are expected to be recovered or settled. The effect of changes in tax rates is recognized in income in the period that includes the enactment date.

The Company accounts for uncertain tax positions by recognizing the financial statement benefit of a tax position only when it is more likely than not that the position will be sustained upon examination by the relevant taxing authority. The Company recognizes interest and penalties related to uncertain tax positions, if any, in income tax expense.

The Company is subject to income tax examinations by federal and state tax authorities. The statute of limitations for federal and state income tax purposes is generally three and four years, respectively.

Comprehensive Loss

Total comprehensive loss represents all changes in equity during a period, other than those resulting from investments by, and distributions to, stockholders. For the Company, total comprehensive loss consists of net loss adjusted for foreign currency translation gains and losses.

Accumulated other comprehensive income (loss) (“AOCI”) represents the cumulative balance of other comprehensive income or loss as of the balance sheet date. For the Company, AOCI primarily consists of cumulative foreign currency translation adjustments.

F-13

Earnings Per Share

Basic earnings (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Net income (loss) available to common stockholders is determined by reducing net income by dividends declared on preferred stock and dividends accumulated on cumulative preferred stock, whether or not declared.

Diluted earnings (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding, including the effect of potentially dilutive common shares. Potentially dilutive shares consist of common shares issuable upon the exercise or vesting of stock options, warrants, and other contingent share arrangements, using the treasury stock method or other applicable methods, as appropriate.

Potentially dilutive securities were excluded from the computation of diluted earnings (loss) per share for the years ended December 31, 2025 and 2024, as their inclusion would have been anti-dilutive.

	Years Ended December 31,
	2025	2024
Basic and Diluted Net Loss Per Share
Net loss	$(6,703,764)	$(5,826,902)
Less: undeclared dividends on preferred stock	(2,291,650)	(1,751,253)
Net loss attributable to common shareholders	$(8,995,414)	$(7,578,155)
Weight average common shares outstanding	14,728,303	13,166,751
Net loss per share	$(0.61)	$(0.58)

Foreign Currency Transactions and Translation

The functional currency of the Company’s foreign subsidiaries is their respective local currency. Assets and liabilities of these subsidiaries are translated into the Company’s reporting currency, United States dollars (“USD”), at exchange rates in effect at the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the reporting period.

Equity accounts are translated at historical exchange rates. Translation adjustments resulting from the translation of financial statements into USD are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity.

Foreign currency transactions are remeasured into the functional currency at exchange rates in effect at the time of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at exchange rates in effect at the balance sheet date, with resulting gains and losses recognized in the consolidated statements of operations.

Recently Issued Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which is intended to enhance the transparency and usefulness of income tax disclosures. The amendments in ASU 2023-09 provide for enhanced income tax information primarily through changes to the rate reconciliation and income taxes paid information. ASU 2023-09 is effective prospectively to all annual periods beginning after December 15, 2025. Early adoption is permitted. We are currently evaluating the impact of this standard on our disclosures.

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures,” (“ASU 2024-03”), which requires additional disclosures of the specific types of expenses included in the expense captions presented on the face of the income statement. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2027 and interim reporting periods within annual reporting periods beginning after December 15, 2028. The requirements will be applied prospectively, with the option for retrospective application. Early adoption is permitted. We are currently evaluating the impact of this standard on our disclosures.

All other new accounting pronouncements that have been issued, but are not yet effective are currently being evaluated and at this time are not expected to have a material impact on our financial positions or results of operations.

Subsequent Events

The Company has evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through April 30, 2026, the date the consolidated financial statements were available for issuance.

F-14

NOTE 3 –Acquisitions

BOXFOX Acquisition

On October 31, 2024, the Company acquired BOXFOX, a curated gifting platform specializing in personalized, premium gift boxes. The acquisition is intended to enhance the Company’s gifting capabilities and expand its ability to deliver a differentiated, high-end customer experience aligned with its brand.

The total consideration consisted of 1,621,055 shares of the Company’s common stock, with an aggregate preliminary fair value of $10,034,330. At closing, 10% of the shares issued as consideration, or 162,106 shares, were subject to a holdback arrangement, which are classified as “Contingent equity consideration” in the consolidated balance sheets. Pursuant to the terms of the merger agreement, the holdback shares were released to the former BOXFOX stockholders in March 2026, as BOXFOX’s net revenue for the year ended December 31, 2025 did not decline by more than 18% compared to the year ended December 31, 2024.

Chelsea Moore and Jenni Stern, of BOXFOX, each received a one-time performance-based equity award in the form of the Company’s common stock for the year ended December 31, 2025, pursuant to the terms of their respective employment agreements. See Note 13.

The acquisition was accounted for as a business combination under the acquisition method of accounting. Accordingly, the total purchase consideration was allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, October 31, 2024. The valuation of certain acquired assets, including intangible assets, was preliminary as of December 31, 2024. During 2025, the Company finalized the valuation of the assets acquired in the BOXFOX Acquisition. As a result, certain prior period amounts related to goodwill and intangible assets were reclassified within the consolidated balance sheets to conform to the current period presentation. These reclassifications had no impact on previously reported net loss, total comprehensive loss, total assets, total liabilities, shareholders’ equity (deficit), or cash flows.

The following table presents the final allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed in the BOXFOX Acquisition:

Base consideration	$14,000,000
Cash and cash equivalents	175,282
Net debt amount at closing	(3,009,682)
Net working capital adjustment	(1,131,270)
Total common stock consideration	$10,034,330

Fair value of identifiable assets acquired:
Cash and cash equivalents	$175,282
Inventory	899,739
Prepaid and other current assets	46,869
Property and equipment	236,250
Trade name	2,500,000
Customer relationships	1,250,000
Right of use asset	2,513,379
Other assets	100,000
$7,721,519
Fair value of liabilities assumed:
Accounts payable	$94,912
Accrued expenses	734,534
Deferred revenue	1,420,734
Due to related parties	1,909,726
Lease liability	483,404
Other current liabilities	879,384
Lease liability, noncurrent	2,029,974
Other noncurrent liabilities	220,572
$7,773,240

Fair value of identifiable assets acquired and liabilities assumed	$(51,721)

Goodwill	$10,086,051

F-15

Candy Club Acquisition

On February 28, 2025, the Company, through its wholly owned subsidiary, Candy Club Corporation (the “Purchaser”), entered into an asset purchase agreement with Gemcap Solutions, LLC, as servicer and attorney-in-fact for Gemcap Holdings, LLC (the “Secured Party”), to acquire certain assets of Candy Club, LLC and its affiliated entities (collectively, the “Seller”) in a public sale conducted pursuant to Article 9 of the Uniform Commercial Code. The assets were acquired from the Secured Party, which held a security interest in such assets under a loan and security agreement dated April 1, 2024.

Candy Club is a confectionery company that distributes products through direct-to-consumer e-commerce channels and wholesale customers. The Company acquired Candy Club to expand its product portfolio, enhance its e-commerce and wholesale distribution capabilities, and leverage operational synergies within the Company’s platform.

The total purchase consideration for the acquisition was $850,000 in cash.

The acquisition was accounted for as an asset acquisition, and the purchase consideration was allocated to the identifiable assets acquired based on their estimated fair values as of the acquisition date.

The following table presents the final allocation of the purchase consideration to the identifiable assets acquired in the Candy Club Acquisition:

Total cash consideration	$850,000

Fair value of identifiable assets acquired:
Inventory	383,694
Trade names and trademarks	466,306
$850,000

Caffe Luxxe Acquisition

On November 30, 2025, the Company acquired Artisanal Expressions, Inc. (“Caffe Luxxe”), an upscale Los Angeles-based coffee roaster and café operator, through a 100% stock-for-stock acquisition. At December 31, 2025, Caffe Luxxe operated seven café locations across coastal California markets, including Malibu, Montecito, Manhattan Beach, Long Beach, Santa Monica, and Brentwood. In addition, Caffe Luxxe operates an e-commerce platform, including a subscription offering, and maintains wholesale distribution to cafes, restaurants, offices, boutique hotels, and specialty retailers.

The total consideration consisted of 3,607,102 shares of the Company’s common stock, with an aggregate fair value of $23,879,018. Pursuant to the terms of the merger agreement, 10% of the shares issued as consideration, or 360,710 shares, are subject to a clawback provision. These shares will be retained by the former stockholders on a pro rata basis if the Company’s net revenue for the twelve-month period ending December 31, 2026 (the “Performance Period”) does not decline by 15% or more compared to the twelve-month period ending December 31, 2025 (the “Reference Period”). If the Company’s net revenue for the Performance Period declines by 15% or more relative to the Reference Period, the contingent shares will be forfeited and returned to the Company without further consideration.

The clawback provision represents a contingent right of the Company to recover a portion of the consideration transferred and is accounted for as contingently returnable consideration in accordance with ASC 805. Accordingly, the Company recognized this contingent consideration as an asset measured at its fair value as of the acquisition date.

The Company evaluated the fair value of the contingent consideration as of the acquisition date and determined that the fair value was de minimis. Based on this assessment, no asset was recorded in the consolidated financial statements as of December 31, 2025.

As the arrangement is equity-settled and represents a contingent right to receive shares previously issued, no subsequent remeasurement is required, and any settlement will be reflected within stockholders’ equity.

In addition, Mark Wain, President and Co-Founder of Caffe Luxxe, and Gary Chau, Creative Director and Co-Founder of Caffe Luxxe, are each eligible to receive a one-time performance-based equity award in the form of the Company’s common stock for the year ending December 31, 2026. The awards will vest only if Caffe Luxxe’s net revenue for 2026 exceeds its net revenue for 2025. The number of shares to be issued will be determined based on a formula tied to the increase in net revenue, with the resulting amount converted into shares using a fixed per-share price of $6.62.

F-16

The acquisition was accounted for as a business combination under the acquisition method of accounting. Accordingly, the total consideration was allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, November 30, 2025. The amounts recorded are preliminary and subject to adjustment as the Company is continuing to evaluate certain assets acquired and liabilities assumed, including, but not limited to, the valuation of intangible assets, lease right-of-use assets and related lease liabilities, and certain working capital accounts. The Company expects to finalize its purchase accounting within the measurement period (not to exceed one year from the acquisition date.) Any measurement period adjustments will be recorded in the period in which they are identified, as if they had been recognized as of the acquisition date, in accordance with ASC 805, Business Combinations.

The following table presents the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed in the Caffe Luxxe Acquisition:

Base consideration	$24,567,985
Cash and cash equivalents	200,850
Net debt amount at closing	(26,298)
Net working capital adjustment	(863,519)
Preliminary total common stock consideration	$23,879,018

Fair value of identifiable assets acquired:
Cash and cash equivalents	$200,850
Accounts receivable	120,066
Inventory	535,769
Prepaid and other current assets	221,836
Property and equipment	641,124
Trade name	4,000,000
Customer relationships	5,500,000
Right of use asset	4,614,968
Other assets	101,370
$15,935,983
Fair value of liabilities assumed:
Accounts payable	$620,671
Accrued expenses	549,684
Deferred revenue	570,835
Lease liability	803,497
Other current liabilities	26,298
Lease liability, noncurrent	3,811,471
$6,382,456

Fair value of identifiable assets acquired and liabilities assumed	$9,553,527

Goodwill	$14,325,491

Pre-Acquisition Casualty Event and Insurance Recovery

In January 2025, prior to the Company’s acquisition of Caffe Luxxe, wildfires in Los Angeles, California resulted in the destruction of Caffe Luxxe’s Pacific Palisades café, including certain property and equipment, and the disruption of business operations. Caffe Luxxe filed insurance claims related to the property damage and business interruption losses.

As of the acquisition date, the amount and timing of any insurance recoveries were uncertain; accordingly, no asset related to the potential insurance recovery was recognized as part of the purchase price allocation. As of December 31, 2025, the Company continues to pursue recovery under the applicable insurance policies, and the ultimate amount and timing of any additional insurance recoveries remain uncertain.

Consolidated Supplemental Pro Forma Information

The following unaudited consolidated supplemental pro forma information assumes that the BOXFOX Acquisition and the Caffe Luxxe Acquisition occurred on January 1, 2024 for purposes of the consolidated statements of operations for the years ended December 31, 2024 and 2025. The pro forma results have been prepared by applying the Company’s accounting policies and adjusting the historical results of BOXFOX and Caffe Luxxe to reflect the impact of the acquisitions as if they had occurred on the assumed date.

F-17

The pro forma information for the year ended December 31, 2024 includes the actual results of BOXFOX for the period from November 1, 2024 through December 31, 2024, which consisted of revenues of approximately $2.4 million and net income of approximately $0.4 million.

The pro forma information for the year ended December 31, 2025 includes the actual results of Caffe Luxxe for the period from December 1, 2025 through December 31, 2025, which consisted of revenues of approximately $1.0 million and a net loss of approximately $0.09 million.

The pro forma information does not include the results of the Candy Club Acquisition. Candy Club was acquired through an Article 9 sale pursuant to the Uniform Commercial Code following a period of financial distress and reorganization. As a result, historical financial information for Candy Club is not considered indicative of the ongoing operations or future performance of the acquired business. Accordingly, management determined that the inclusion of such historical results would not be meaningful or representative of the combined Company’s results.

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisitions occurred on the date indicated, nor is it indicative of future operating results.

	(Pro Forma and Unaudited)
	Years Ended December 31,
	2025	2024
NET REVENUE	$42,407,813	$43,104,222
NET LOSS	$(7,582,620)	$(7,814,921)

NOTE 4 – Inventory

Inventory consists of the following:

	December 31, 2025	December 31, 2024
Raw materials	$1,069,451	$627,351
Finished goods	1,540,280	1,403,567
Supplies and other inventory	1,199,280	1,076,803
	3,809,011	3,107,721
Valuation reserve to net realizable value	(140,351)	(139,068)
	$3,668,660	$2,968,653

NOTE 5 – Property and Equipment

Property and equipment consist of the following:

	December 31, 2025	December 31, 2024
Equipment	$1,175,552	$875,794
Furniture and fixtures	461,286	423,948
Leasehold improvements	773,441	235,074
Software	231,315	231,315
Construction in progress	157,429	-
	2,799,023	1,766,131
Accumulated depreciation	(1,558,380)	(1,378,847)
	$1,240,643	$387,284

Construction in progress as of December 31, 2025 relates to the Caffe Luxxe Culver City, California cafe build-out, which was completed and opened in March 2026.

F-18

NOTE 6 – Goodwill, Intangible, and Other Assets

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations. Goodwill is not amortized but is evaluated for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount of a reporting unit may exceed its fair value.

The Company performs its goodwill impairment test at the reporting unit level by comparing the fair value of the reporting unit to its carrying amount. The Company estimates fair value using valuation techniques that include discounted cash flow analyses and market-based approaches, which incorporate significant assumptions such as projected revenue growth rates, operating margins, and discount rates.

Changes in the carrying amount of goodwill during the year ended December 31, 2025 were as follows:

Description	Amount
Balance at December 31, 2024	$10,086,051
Additions from acquisitions	14,325,491
Impairment losses	-
Balance at December 31, 2025	$24,411,542

During the years ended December 31, 2025 and 2024, no impairment charges were recognized during the year ended December 31, 2025.

Intangible Assets

Intangible assets consist of trade names, trademarks, and customer relationships acquired in business combinations.

Trade names and trademarks are considered indefinite-lived intangible assets and are not amortized, as the Company expects to generate cash flows from these assets indefinitely. These assets are tested for impairment annually or more frequently if events or circumstances indicate the asset may be impaired.

Customer relationships are considered finite-lived intangible assets and are amortized on a straight-line basis over their estimated useful life of 10 years.

Intangible assets consisted of the following as of December 31, 2025:

	December 31, 2025			December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names and trademarks	$6,966,306	$-	$6,966,306	$2,500,000	$-	$2,500,000
Customer relationships	6,750,000	(191,667)	6,558,333	1,250,000	-	1,250,000
Total	$13,716,306	$(191,667)	$13,524,639	$3,750,000	$-	$3,750,000

Amortization expense related to customer relationships was $191,667 and $0 for the years ended December 31, 2025 and 2024, respectively.

Estimated future amortization expense related to customer relationships as of December 31, 2025 is as follows:

Year	Amount
2026	$675,000
2027	$675,000
2028	$675,000
2029	$675,000
2030	$675,000
Thereafter	$3,183,333

During the years ended December 31, 2025 and 2024, the Company evaluated its indefinite-lived intangible assets and determined that no impairment charges were required. There were no impairment charges recognized for customer relationships during the years ended December 31, 2025 and 2024.

F-19

Other Assets

Other assets consisted of security deposits related to the Company’s retail boutiques, cafés, office facilities, and warehouse leases. These deposits are held by landlords over the term of the respective lease agreements and are generally refundable upon expiration of the leases, subject to compliance with lease terms and conditions.

As of December 31, 2025 and 2024, other assets totaled $323,696 and $362,518, respectively.

NOTE 7 – Accrued Expenses

Accrued expenses consist of the following:

	December 31, 2025	December 31, 2024
Credit card payable	$660,911	$361,038
Wages and benefits	558,512	354,912
Sales tax payable	277,581	201,926
Inventory received not billed	660,561	324,880
Other accrued liabilities	733,096	1,371,588
	$2,890,661	$2,614,344

NOTE 8 – Supplemental Cash Flow Information

	Years Ended December 31,
	2025	2024
Cash paid during the period for:

Interest	$34,435	$85,936
Income taxes	55,632	8,868

Non-cash investing and financing activities:

BOXFOX Acquisition:

Acquisition of assets (excluding right-of-use assets)	$-	$15,294,191
Right-of-use assets recognized for new operating leases	-	2,513,379
Liabilities assumed (excluding lease liabilities)	-	5,259,862
Contingent equity consideration	-	1,003,436
Common stock issued	-	9,030,894

Caffe Luxxe Acquisition:

Acquisition of assets (excluding right-of-use assets)	$11,321,015	$-
Right-of-use assets recognized for new operating leases	4,614,968	-
Liabilities assumed (excluding lease liabilities)	1,767,488	-
Common stock issued	23,879,018	-

Other:

Conversion of debt to Series B Preferred Stock	$-	$500,000
Conversion of payroll liabilities converted to Series B Preferred Stock	25,000	75,000
Conversion of payroll liabilities converted to Series C Preferred Stock	50,000	-
Right-of-use assets recognized for new operating leases	261,426	507,840
Candy Club equipment financing	199,499	-
Caffe Luxxe equipment financing	83,256	-

F-20

NOTE 9 –Leases

The Company enters into operating lease agreements for retail boutiques, cafés, office space, and warehouse facilities. Lease terms vary and may include both short-term leases (with terms of 12 months or less) and long-term leases (with terms greater than 12 months). Long-term lease terms generally range from five to ten years and may include rent escalation provisions and options to renew. The Company evaluates renewal options and includes such options in the lease term when it is reasonably certain they will be exercised in determining the right-of-use (“ROU”) assets and related lease liabilities.

Leases with a term of 12 months or less are not recorded on the consolidated balance sheets, and lease expense for these leases is recognized on a straight-line basis over the lease term.

Certain lease payments are variable in nature, including percentage rent and common area maintenance charges. These variable lease costs are expensed as incurred and are not included in the measurement of lease liabilities or ROU assets.

Our lease portfolio consists of operating leases within three major categories:

Leases	Classification	Financial Statement Caption	December 31, 2025	December 31, 2024
Assets
	Office and warehouse space	Right of use assets, net	$2,358,060	$5,024,488
	Retail store space	Right of use assets, net	2,376,030	1,423,488
	Caffe space	Right of use assets, net	4,493,280	-
Total Right of use assets, net			$9,227,370	$6,447,976
Liabilities
		Lease liabilities	3,067,819	2,194,381
		Lease liabilities, noncurrent portion	6,561,126	4,805,621
Total Lease Liability			$9,628,945	$7,000,002

Lease costs consisted of the following:

	Years Ended December 31,
	2025	2024
Operating lease cost	$2,301,090	$2,002,704
Variable lease costs	804,654	948,825
Total lease cost	$3,105,744	$2,951,529

Certain prior period amounts have been reclassified to conform to the current period presentation, including the exclusion of third-party logistics storage costs from lease costs. These reclassifications had no impact on previously reported total operating expenses, net income, or equity.

The maturities of our lease liabilities as of December 31, 2025 on an undiscounted cash flow basis are as follows:

	Office and Warehouse Space	Retail Store Space	Caffe Space	Total
2026	$1,688,837	$735,701	$912,887	$3,337,425
2027	1,203,591	402,088	879,782	2,485,461
2028	988,600	86,433	758,551	1,833,584
2029	218,079	-	681,195	899,274
2030	-	-	466,469	466,469
Thereafter	-	-	1,438,716	1,438,716
Total Lease Payments	4,099,107	1,224,222	5,137,600	10,460,929
Less: Interest	(169,296)	(27,488)	(635,200)	(831,984)
Present value of lease liabilities	$3,929,811	$1,196,734	$4,502,400	$9,628,945

The following table presents the weighted-average remaining lease term and discount rate for the Company’s operating leases:

	December 31, 2025	December 31, 2024
Weighted-average remaining lease term	4.47 yrs	3.42 yrs
Weighted-average discount rate	3.35%	2.60%

F-21

NOTE 10 – Debt

Senior Secured Line of Credit

On May 24, 2022, the Company entered into a revolving line of credit agreement with Austin Financial Services, Inc. (“AFS”). As amended, the agreement provides for a $4.0 million senior secured credit facility (the “Senior Secured Line of Credit”), which is primarily used for working capital purposes. The facility matures on May 24, 2028, subject to certain early termination provisions and fees. The agreement contains customary affirmative and negative covenants; however, the Company is not subject to financial covenants, such as leverage ratios.

The Senior Secured Line of Credit includes, among other terms:

•	A borrowing base equal to (i) up to 85% of eligible accounts receivable plus (ii) the lesser of (a) up to 65% of eligible inventory or (b) the applicable inventory sublimit, in each case reduced by reserves established by AFS;

•	an inventory sublimit equal to (a) $1,250,000 from April 1 through July 31 and (b) $1,750,000 from August 1 through March 31;

•	an annual facility fee of 1% of the total commitment amount (currently $4,000,000), payable annually;

•	a monthly collateral management fee of 0.60% based on the average outstanding balance;

•	a minimum monthly payment of $5,500; and

•	an interest rate on outstanding borrowings equal to the Prime Rate plus 2.50%.

As of December 31, 2025, the Company had $2,983,323 outstanding under the facility and borrowing availability of $778,295, based on the borrowing base and total commitment. The interest rate on outstanding borrowings was 9.25% as of December 31, 2025.

The Company, BLG, and AFS have entered into an intercompany subordination agreement pursuant to which AFS holds a first-priority security interest in substantially all the Company’s assets. BLG holds a second-priority interest, and certain other related parties, including Patrick Moore, hold subordinate interests.

Bristol Luxury Group LLC Debt

The Company has a secured promissory note payable to BLG with an outstanding balance of $16,704,936 and $14,730,809 as of December 31, 2025 and 2024, respectively (the “BLG Note”). BLG is owned by members of the Company’s Board of Directors. The BLG Note bears interest at 12% per annum, payable monthly, and is secured by substantially all assets of the Company, subject to the intercompany subordination agreement described above. Interest may be paid in kind, and to date, all interest has been paid in kind. The BLG Note matures in May 2027. The maturity date of the BLG Note has been extended from time to time by mutual agreement of the parties.

During 2024, the Company received $1,250,000 in borrowings from BLG under terms consistent with the BLG Note, primarily for working capital purposes. During the same period, the Company repaid $766,478 using net proceeds from its Convertible Series B Preferred Stock Offering. As of December 31, 2024, the remaining balance was $524,659.

During 2025, the Company received an additional $550,000 in borrowings from BLG under the same terms as the BLG Note. As of December 31, 2025, the aggregate balance of $1,200,799 related to these borrowings was included in “Secured subordinated promissory note payables to related parties” within noncurrent liabilities on the consolidated balance sheets. Prior period amounts have been reclassified to conform to the current period presentation.

In addition, BLG periodically advanced funds to the Company prior to 2025 to support working capital needs. Cumulative advances totaled $1,770,000. As of December 31, 2025 and 2024, $1,457,833 and $1,506,534, respectively, were outstanding and are included in “Due to related party, noncurrent portion” on the consolidated balance sheets. These advances are not governed by formal loan agreements and function in substance as a revolving line of credit, allowing the Company to borrow, repay, and reborrow funds as needed.

Bristol Investment Fund, Ltd. Note

During 2025, the Company entered into a loan agreement with Bristol Investment Fund, Ltd. (“Bristol Fund”) in the principal amount of $400,000. Mr. Kessler is affiliated with Bristol Fund as a manager of its investment advisor. The loan bore interest at a rate of 8% per annum, payable in cash or in kind at the Company’s discretion. During 2025, all interest was paid in kind.

F-22

The loan was fully repaid on December 30, 2025 using proceeds from the Company’s Series C Convertible Preferred Stock offering.

In connection with the loan agreement, the Company granted Bristol Fund 100,000 warrants to purchase shares under its Series C Convertible Preferred Stock offering. See Note 14.

Patrick Moore Note

The Company has a secured promissory note payable to Patrick Moore with an outstanding balance of $629,863 and $571,312 as of December 31, 2025 and 2024, respectively (the “Patrick Moore Note”), which is included in “Secured subordinated promissory note payable to related party” on the consolidated balance sheets.

The Patrick Moore Note bears interest at 10% per annum, payable monthly, and is secured by substantially all assets of the Company, subject to the intercompany subordination agreement with AFS described above and subordinated to the BLG Note. Interest may be paid in kind, and all interest to date has been paid in kind. The note matures on October 31, 2029.

Other Patrick Moore Loan Agreements

Prior to the BOXFOX Acquisition, BOXFOX entered into three separate loan agreements with Patrick Moore totaling $1,500,000, bearing interest at 7.5% per annum. The Company assumed an outstanding balance of $1,322,763 in connection with the acquisition.

Concurrently with the acquisition, the Company converted $500,000 of these obligations into 500 shares of Series B Convertible Preferred Stock. In addition, the Company repaid $250,000 in cash to Patrick Moore on December 31, 2024.

As of December 31, 2024, the remaining balance of $560,809 was included in “Due to related parties” on the consolidated balance sheets. The outstanding balance, including accrued interest, was fully repaid in cash on October 31, 2025 in accordance with the terms of the merger agreement.

Other Assumed BOXFOX Obligations

In connection with the BOXFOX Acquisition, the Company assumed certain additional liabilities, including obligations under financing arrangements and related party loans.

These obligations included amounts outstanding under the American Express Long Term Financial Relief Program (the “AMEX Program”), a Shopify Capital loan, and a related party loan owed to Jenni Stern, of BOXFOX.

The Company assumed an outstanding balance of $328,492 under the AMEX Program, which required fixed monthly payments through April 2026. The balance was fully repaid in April 2026.

The Company also assumed an outstanding balance of $237,711 under a Shopify Capital loan, which was repaid through daily remittances based on a percentage of gross sales processed through BOXFOX’s e-commerce platform. The remaining balance of $70,255 at December 31, 2024 was fully repaid in February 2025.

In addition, the Company assumed a related party obligation of $22,580 owed to Jenni Stern, which was included in “Due to related parties” on the consolidated balance sheets as of December 31, 2024. This balance, together with accrued interest, was fully repaid in May 2025.

Assumed Candy Club Debt

Immediately following the Candy Club Acquisition, the Company entered into a fulfillment services agreement with Integrated Distribution Services, Inc., a third-party logistics company, under which the Company assumed the responsibility for Candy Club, LLC’s outstanding balance of an equipment loan in the amount of $199,499. The obligation is being amortized over the two-year life of the agreement at a rate of $0.10 per cup produced into finished goods. The obligation is expected to be substantially settled within the next 12 months. Accordingly, the outstanding balance of $168,360 as of December 31, 2025 is classified as “Other current liabilities” in our consolidated balance sheets.

Assumed Caffe Luxxe Debt

In connection with the Caffe Luxxe Acquisition, the Company assumed $26,298 of certain additional liabilities, including obligations under financing arrangements. At December 31, 2025, $20,948 is classified as “Other current liabilities” on our consolidated balance sheets.

F-23

NOTE 11 – Income Taxes

As of December 31, 2025 and 2024, the Company’s deferred tax assets were fully offset by a valuation allowance, primarily related to net operating losses, depreciation and amortization, and accrued expenses.

As of December 31, 2025 and 2024, the Company had federal and state net operating loss carryforwards of approximately $44,594,730 and $28,287,471, respectively, which are available to offset future taxable income and may be carried forward indefinitely.

NOTE 12 – Commitments and Contingencies

Production Agreements

The Company utilizes a third-party co-packer located in Mexico for the assembly of its products, which are subsequently transferred to the Company’s Las Vegas operations center.

In January 2024, the Company amended its production agreement with this co-packer to extend the term from May 1, 2024 through May 31, 2027. The agreement may be extended for additional one-year periods upon mutual agreement of both parties.

The agreement does not include minimum production requirements. The amended agreement retains substantially the same terms as the original agreement, except for the inclusion of annual rate increases of 3.5%, effective January 1 of each year.

Legal Proceedings

The Company is involved in various claims and legal proceedings arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters is not expected to have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

NOTE 13 – Stockholders’ Equity (Deficit)

Common Stock

As of December 31, 2025, the Company had 17,989,644 shares of common stock outstanding. These shares consisted of 12,500,000 shares held by BLG in connection with the Company’s conversion to a corporation in September 2020; 423,593 shares issued to public investors in the Company’s Regulation A offering (the “Regulation A Offering”) under the Securities Act of 1933; 1,458,949 shares issued to former shareholders of BOXFOX as consideration; and 3,607,102 shares issued to former shareholders of Caffe Luxxe as consideration.

A total of 162,106 shares, representing 10% of the BOXFOX Acquisition consideration, were subject to a holdback arrangement and were issued on March 24, 2026 upon the satisfaction of certain performance conditions. A total of 360,710 shares, representing 10% of the preliminary Caffe Luxxe Acquisition consideration, are subject to a clawback arrangement and may be forfeited and returned to the Company if certain performance conditions are not met. See Note 3.

The Company issued warrants to purchase 5,339 shares of common stock to StartEngine Primary, LLC, the underwriter of the Regulation A Offering. These warrants have an exercise price of $10.35 per share and expire on December 29, 2026.

Series A Preferred Stock

As of December 31, 2025, BLG held 800,000 shares of Series A Preferred Stock, representing 100% of the issued and outstanding shares of this class.

Holders of Series A Preferred Stock are entitled to one vote per share and vote as a separate class. Without the consent of the holders of the Series A Preferred Stock, the Company may not: (i) increase the authorized number of shares of Series A Preferred Stock; (ii) authorize or increase the number of shares of any other class of capital stock, or securities convertible into capital stock, that rank senior to or on parity with the Series A Preferred Stock with respect to dividends or distributions or rights upon liquidation, dissolution, or winding up; (iii) declare or pay dividends on any junior class of capital stock; (iv) effect any redemption; or (v) amend the Certificate of Incorporation in a manner that is adverse to the holders of the Series A Preferred Stock.

The Company may redeem the Series A Preferred Stock at any time for a cash amount equal to $10 per share, plus any accrued and unpaid dividends. Dividends accrue daily at an annual rate of 12% on the $10 per share issue price and, to the extent unpaid, are compounded monthly. Any accrued but unpaid dividends accrue at an increased annual rate of 14%, compounded monthly.

F-24

No dividends may be declared or paid on any other class of capital stock unless a dividend is first, or simultaneously, paid to the holders of the Series A Preferred Stock in an amount at least equal to all accrued and unpaid dividends. As of December 31, 2025 and 2024, undeclared dividends on the Series A Preferred Stock totaled $7,337,829 and $5,525,282, respectively.

Series B Preferred Stock

On April 12, 2024, the Company commenced an offering of its 6% Series B Convertible Preferred Stock (the “Series B Preferred Stock”) in a private placement exempt from registration under Section 4(a)(2) and Rule 506(c) of Regulation D under the Securities Act. The rights of the Series B Preferred Stock are subordinate to those of the Company’s Series A Preferred Stock.

As of December 31, 2025, the Company had 4,980 shares of Series B Preferred Stock issued and outstanding. During 2025, the Company issued 25 shares in connection with the conversion of $25,000 of payroll costs by the Company’s Chief Executive Officer, Chief Operating Officer, and Director, Scott LaPorta. As of December 31, 2024, the Company had 4,355 shares of Series B Preferred Stock issued and outstanding. During 2024, the Company issued 75 shares in connection with the conversion of $75,000 of payroll costs by Scott LaPorta. Additionally, as part of the BOXFOX Acquisition on October 31, 2024, $500,000 of outstanding debt owed to Patrick Moore was converted into 500 shares of Series B Preferred Stock.

The Company used the net proceeds from the offering primarily for working capital purposes, including inventory purchases in advance of the 2024 fall and holiday season, as well as to support the BOXFOX Acquisition.

In connection with the offering, the Company issued warrants to purchase 1,073,276 shares of common stock at an exercise price of $4.64 per share, subject to a beneficial ownership limitation of 4.99% of the Company’s outstanding common stock. The warrants include customary anti-dilution protections and preemptive rights, subject to the holder maintaining the 4.99% ownership limitation. The Company also issued an additional 9,698 warrants to purchase shares of common stock at an exercise price of $5.57 per share to a third party that facilitated investor participation, with terms consistent with those issued to other Series B investors.

The Series B Preferred Stock accrues cumulative dividends at an annual rate of 6% based on a stated value of $1,000 per share. Dividends are payable at the Company’s option upon conversion of the Series B Preferred Stock, and no additional dividends accrue following conversion. As of December 31, 2025 and 2024, undeclared dividends totaled $455,761 and $161,785, respectively.

Holders of Series B Preferred Stock are entitled to participate in dividends or other distributions declared by the Board of Directors on an as-converted basis. Such participation is subject to a 4.99% beneficial ownership limitation. To the extent a distribution would cause a holder to exceed this limitation, the excess amount is held in abeyance for the benefit of the holder until such time as the limitation would no longer be exceeded.

Series C Preferred Stock

On March 3, 2025, the Company commenced an offering of its 6% Series C Convertible Preferred Stock (the “Series C Preferred Stock”) in a private placement exempt from registration under Section 4(a)(2) and Rule 506(c) of Regulation D under the Securities Act. The rights and preferences of the Series C Preferred Stock are substantially similar to those of the Series B Preferred Stock, except as described below, and are subordinate to those of the Company’s Series A Preferred Stock.

As of December 31, 2025, the Company had 4,285 shares of Series C Preferred Stock issued and outstanding, including 50 shares issued in connection with a $50,000 investment by Scott LaPorta.

In connection with the offering, the Company issued warrants to purchase 779,091 shares of common stock at an exercise price of $5.50 per share.

The Series C Preferred Stock accrues cumulative dividends at an annual rate of 6% based on a stated value of $1,000 per share. As of December 31, 2025, undeclared dividends totaled $185,128.

Earnout Equity Compensation

Chelsea Moore and Jenni Stern, of BOXFOX, were each eligible to receive a one-time performance-based equity award in the form of the Company’s common stock for the year ended December 31, 2025.

The performance condition was achieved, as BOXFOX’s net revenue for the year ended December 31, 2025 exceeded its net revenue for the year ended December 31, 2024. In accordance with the terms of their respective employment agreements, Ms. Moore and Ms. Stern each earned 3,416 shares of the Company’s common stock, which were issued in April 2026.

As the awards were earned but not yet issued as of December 31, 2025, the Company recognized $42,290 of stock-based compensation expense for the year ended December 31, 2025, with a corresponding increase to additional paid-in capital.

F-25

Regulation CF Offering

On January 20, 2023, the Company commenced an offering of up to $5,000,000 of Crowd SAFE (Simple Agreement for Future Equity) securities pursuant to Regulation CF under the Securities Act of 1933. The offering closed on October 16, 2023.

In connection with the offering, the Company received gross proceeds of $119,718 and incurred offering costs of $33,731 during the year ended December 31, 2023.

NOTE 14 – Stock Options and Warrants

Stock-Based Awards

In January 2021, the Company’s stockholders approved the 2020 Equity Incentive Plan (the “Plan”), initially authorizing the issuance of up to 500,000 stock options. In January 2025, the Plan was amended to increase the number of authorized options by 200,000 and to reduce the exercise price of outstanding and future stock options from $10.00 to $5.50.

As of December 31, 2025, the Company had 544,425 stock options outstanding and 155,575 shares available for future issuance under the Plan.

The Plan provides for the grant of incentive stock options and nonstatutory stock options, as well as other equity-based awards, to employees, directors, and consultants. The exercise price of stock options is required to be at least equal to the fair market value of the Company’s common stock on the date of grant. The contractual term of stock options generally does not exceed seven years.

Stock options generally vest over a four-year period, subject to continued service, and become exercisable upon the occurrence of an exit event, such as a change in control or initial public offering. In connection with such an event, any unvested options will vest immediately prior to consummation, subject to the terms of the Plan.

No stock-based compensation expense was recognized for these awards as of December 31, 2025 and 2024, as the performance condition associated with the exercisability of the stock options was not considered probable.

The following table summarizes stock option activity for the years ended December 31, 2025 and 2024:

	Number of Options	Weight Average Exercise Price
Outstanding at January 1, 2024	385,425	$5.50
Granted	36,000	$5.50
Expired/Cancelled	(69,500)	$5.50
Outstanding at December 31, 2024	351,925	$5.50
Granted	273,000	$5.50
Expired/Cancelled	(80,500)	$5.50
Outstanding at December 31, 2025	544,425	$5.50

Warrants

The following table summarizes the Company’s warrant activity for the years ended December 31, 2025 and 2024:

	Warrants	Weight Average Exercise Price
Outstanding at January 1, 2024	5,339	$10.35
Granted	943,427	$4.64
Outstanding at December 31, 2024	948,766	$4.68
Granted	1,018,617	$5.39
Outstanding at December 31, 2025	1,967,383	$5.04

F-26

The following table summarizes the Company’s outstanding warrants to purchase shares of common stock as of December 31, 2025 and 2024:

		Warrants Outstanding
Type	Grant Date	December 31, 2025	December 31, 2024	Exercise Price per Share	Expiration Date
Common Warrants	12/29/2021	5,339	5,339	$10.35	12/29/2026
Common Warrants	Various (1)	1,073,277	938,578	$4.64	(3)
Common Warrants	Various	9,698	4,849	$5.57	(3)
Common Warrants	Various (2)	879,069	-	$5.50	(3)

(1)	The Company issued 1,073,277 warrants to purchase shares of common stock at an exercise price of $4.64 per share at various dates between 2024 and 2025, coinciding with the funding dates of the Series B Preferred Stock investors.
(2)	The Company issued 879,069 warrants to purchase shares of common stock at an exercise price of $5.50 per share at various dates during 2025, coinciding with the funding dates of the Series C Preferred Stock investors. This amount includes 100,000 warrants issued to Bristol Fund in connection with a loan agreement entered into during 2025. See Note 10.
(3)	The warrants expire five years following the “Going Public Date,” which is defined as the date, if any, on which the Company registers its common stock under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and such stock is traded on a “Trading Market,” as defined in the applicable Stock Purchase Agreement.

NOTE 15 – Subsequent Events

In April 2026, the Company filed claims for refunds of certain tariffs previously paid. The total amount of the claims is approximately $319,000. The ultimate recovery of these amounts is subject to review and approval by the applicable governmental authorities, and no amounts have been recognized in the accompanying financial statements.

F-27

Item 8. Exhibits

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1 Certificate of Conversion and Certificate of Incorporation (1)

2.2 Bylaws (1)

2.3 Certificate of Correction to the Certificate of Incorporation of Sugarfina Corporation (2)

2.4 Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of Sugarfina Holdings LLC (2)

2.5 Conformed Certificate of Incorporation of Sugarfina Corporation (2)

2.6 Certificate of Designation of Preferences, Rights and Limitations of 6% Series B Convertible Preferred Stock (8)

2.7 Certificate of Designation of Preferences, Rights and Limitations of 6% Series C Convertible Preferred Stock (11)

3.1 Exchange Agreement (2)

3.2 SAFE Note Agreement with Nominee and Proxy (6)

3.3 Form of Subscription Agreement and Proxy (1)

6.1 Amended and Restated Secured Promissory Note (11)

6.2 Security Agreement (1)

6.3 Employment Agreement of Scott LaPorta (1)

6.4 Services Agreement between Sugarfina, Inc. and Loginam, LLC (1)

6.5 First Amendment to Services Agreement between Sugarfina USA LLC and Loginam LLC (3)

6.6 Second Amendment to Services Agreement between Sugarfina USA LLC and Loginam LLC (5)

6.7 Sugarfina Corporation 2020 Equity Incentive Plan (2)

6.8 Option Award Agreement Pursuant to the Sugarfina Corporation 2020 Equity Incentive Plan (2)

6.9 Membership Interest Purchase Agreement (4) *

6.10 Loan and Security Agreement between Sugarfina Corporation, Sugarfina IP LLC, Sugarfina USA LLC and Austin Financial Services, Inc. (5)

6.11 Amendment Number One to Loan and Security Agreement between Sugarfina Corporation, Sugarfina IP LLC and Sugarfina USA LLC and Austin Financial Services, Inc. (5)

6.12 Intercompany Subordination Agreement between Sugarfina Corporation, Sugarfina IP LLC, Sugarfina USA LLC, Bristol Luxury Group LLC and Austin Financial Services, Inc. (5)

6.13 Amendment Number Two to Loan and Security Agreement between Sugarfina Corporation, Sugarfina IP LLC, Sugarfina USA LLC and Austin Financial Services, Inc. (7)

6.14 First Amendment to Employment Agreement of Scott LaPorta (7)

6.15 Third Amendment to Services Agreement between Sugarfina USA LLC and Loginam LLC (8)

6.16 Form of 6% Series B Preferred Stock Purchase Agreement (8)

6.17 Form of Series B Warrant (8)

6.18 Form of 6% Series C Preferred Stock Purchase Agreement (11)

6.19 Form of Series C Warrant (11)

6.20 Second Amendment to Employment Agreement of Scott LaPorta (11)

6.21 Amendment Number Three to Loan and Security Agreement between Sugarfina Corporation, Sugarfina IP LLC, Sugarfina USA LLC and Austin Financial Services, Inc. (11)
6.22 Joinder Agreement and Amendment Number Four to Loan and Security Agreement between Sugarfina Corporation, Sugarfina IP LLC, Sugarfina USA LLC, BOXFOX Inc. and Austin Financial Services, Inc. (12)
6.23 Joinder Agreement and Amendment Number Five to Loan and Security Agreement between Sugarfina Corporation, Sugarfina IP LLC, Sugarfina USA LLC, BOXFOX Inc., Candy Club Corporation and Austin Financial Services, Inc. (12)
6.24 Amendment Number Six to Loan and Security Agreement between Sugarfina Corporation, Sugarfina IP LLC, Sugarfina USA LLC, BOXFOX Inc., Candy Club Corporation and Austin Financial Services, Inc. (12)
6.25 Amendment Number Seven to Loan and Security Agreement and Waiver between Sugarfina Corporation, Sugarfina IP LLC, Sugarfina USA LLC, BOXFOX Inc., Candy Club Corporation and Austin Financial Services, Inc. #
6.26 Joinder Agreement and Amendment Number Eight to Loan and Security Agreement between Sugarfina Corporation, Sugarfina IP LLC, Sugarfina USA LLC, BOXFOX Inc., Candy Club Corporation, Artisanal Expressions, Inc. and Austin Financial Services, Inc. #

7.1 Asset Purchase Agreement by and among Sugarfina, Inc. and its subsidiaries and Sugarfina Acquisition Corp. (1)
7.2 Form Agreement and Plan of Merger with Respect to the BOXFOX, Inc. Merger (9)

7.3 Candy Club Asset Purchase Agreement (10)
7.4 Form Agreement and Plan of Merger with Respect to the Artisanal Expressions, Inc. Merger (13)

(1) Filed as an exhibit to the Sugarfina Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11352 and incorporated herein by reference).

(2) Filed as an exhibit to the Sugarfina Corp. Annual Report on Form 1-K (filed April 30, 2021, and incorporated herein by reference).

21

(3) Filed as an exhibit to the Sugarfina Corp. Semiannual Report on Form 1-SA (filed September 15, 2021, and incorporated herein by reference).

(4) Filed as an exhibit to the Sugarfina Corp. Regulation A Offering Statement on Form 1-A POS (Commission File No. 024-11352 and incorporated herein by reference).

(5) Filed as an exhibit to the Sugarfina Corp. Semiannual Report on Form 1-SA (filed September 27, 2022, and incorporated herein by reference).

(6) Filed as an exhibit to the Sugarfina Corp. Regulation Crowdfunding Offering Memorandum on Form C (Commission File No. 020-31647) (filed on January 20, 2023, and incorporated herein by reference).

(7) Filed as an exhibit to the Sugarfina Corp. Annual Report on Form 1-K (filed April 21, 2023, and incorporated herein by reference).

(8) Filed as an exhibit to the Sugarfina Corp. Annual Report on Form 1-K (filed April 29, 2024, and incorporated herein by reference).

(9) Filed as an exhibit to the Sugarfina Corp. Current Report on Form 1-U (filed November 5, 2024, and incorporated herein by reference).

(10) Filed as an exhibit to the Sugarfina Corp. Current Report on Form 1-U (filed March 5, 2025, and incorporated herein by reference).

(11) Filed as an exhibit to the Sugarfina Corp. Annual Report on Form 1-K (filed May 2, 2025, and incorporated herein by reference).

(12) Filed as an exhibit to the Sugarfina Corp. Semiannual Report on Form 1-SA (filed August 29, 2025, and incorporated herein by reference).

(13) Filed as an exhibit to the Sugarfina Corp. Current Report on Form 1-U (filed December 4, 2025, and incorporated herein by reference).

* Portions of this exhibit have been omitted pursuant to the instructions to Item 17 of Form 1-A.

# Filed herewith

22

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Sugarfina Corporation

By	/s/ Scott LaPorta
Scott LaPorta, Chief Executive Officer and Chief Operating Officer
Date: April 30, 2026

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By	/s/ Scott LaPorta
Scott LaPorta, Chief Executive Officer, Chief Operating Officer and Director
Date: April 30, 2026

By	/s/ Brian Garrett
Brian Garrett, Senior Vice President, Chief Financial Officer
Date: April 30, 2026

By	/s/ Paul L. Kessler
Paul L. Kessler, Director
Date: April 30, 2026

By	/s/ Diana Derycz-Kessler
Diana Derycz-Kessler, Director
Date: April 30, 2026